EXHIBIT 10.1
Dated 2 September 2009
ATRIUM EUROPEAN REAL ESTATE LIMITED
and
GAZIT MIDAS LIMITED
and
CPI CEE MANAGEMENT LLC
TRANSACTION AGREEMENT
relating to Atrium European Real Estate Limited
Linklaters
Linklaters LLP
One Silk Street
London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222
Ref

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This Agreement is made on 2 September 2009 between:
(1)	ATRIUM EUROPEAN REAL ESTATE LIMITED of 11-15 Seaton Place, St. Helier, Jersey JE4 0QH (the “Company”);

(2)	GAZIT MIDAS LIMITED of Templar House, Don Road, St. Helier, Jersey JE1 2TR (“Gazit”); and

(3)	CPI CEE MANAGEMENT LLC of 1209 Orange Street, Wilmington, Delaware 19801, United States of America (“CPI CEE” and together with Gazit, the “Investor Parties” and each, an “Investor Party”).
(together, the “Parties”).
Whereas:
(A)	The Parties have agreed that the Investor Parties shall exchange with the Company the Convertible Securities, the Special Voting Shares and the Warrants for cash and the New Shares on the terms set out in this Agreement.

(B)	The Parties have also agreed to the other matters set out in this Agreement including:
(i)	amendments to the Relationship Agreement; and

(ii)	the termination of existing Investor Party rights under the Articles of Association and the creation of new rights thereunder by the amendment of the Articles of Association.
It is agreed as follows:
1	Interpretation

1.1	In this Agreement, unless the context otherwise requires:

“Affiliate” means, in relation to a specified person, any family relation of such person, any person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with the specified person and shall also include any person who is a director or officer of the specified person or beneficial owner of at least 30 per cent (thirty per cent) of any class of the then issued share capital of the specified person and in the case of CPI CEE, shall include CPI Austria, CPI CEE Limited, CPI CEE Co-Invest 1 Limited, CPI CEE Co-Invest 2 Limited and CPI CEE, Co-Invest 3 Limited, in the case of Gazit, shall include Gazit Globe and Gazit Gaia, and in the case of the Investor Parties, shall include any fund, collective investment scheme, trust, partnership (including, without limitation, any co-investment partnership), special purpose or other vehicle or any subsidiary or affiliate of any of the foregoing, controlled or advised by the Investor Parties or their respective Affiliates;

“Agency Agreement” means the agency agreement dated 1 August 2008 relating to the Convertible Securities between the Company, the Principal Agent and the Registrar;

“Amended and Restated Relationship Agreement” means the amended and restated version of the Relationship Agreement which will become effective on the date of Closing, the form of which is set out in Schedule 4;

“Articles of Association” means the memorandum and articles of association of the Company as amended from time to time;

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“Business Day” means a day other than a Saturday or Sunday or public holiday in England and Wales, Jersey or Israel and on which banks are open in London, Jersey and Israel for general commercial business;

“Circular” means the circular to shareholders of the Company convening the Shareholder Meeting to be approved in accordance with Clause 9.2;

“Closing” means completion of the transactions specified in Clause 2;

“Closing Date” has the meaning given in Clause 4.2;

“Company Announcement” means the Agreed Form announcement as set out in Schedule 3 to be issued by the Company in respect of the transactions contemplated by this Agreement as soon as practicable following the execution of this Agreement;

“Company Warranties” means those warranties given by the Company pursuant to Clauses 8.1 and 8.2 and set out in Part A of Schedule 1;

“Conditions” means the conditions to Closing set out in Clause 3.1;

“Control” means in respect of an entity, the capacity to direct or cause the direction of the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by agreement, as trustee or executor, or otherwise, and the terms Controlling and Controlled by shall be construed accordingly;

“Controlling Interest” means in relation to any company, having an interest that confers Control;

“Connected Persons” means, in relation to a Party, its Affiliates and the officers and employees of that Party including in the case of CPI CEE, the officers and employees of CPI Austria, CPI CEE Limited, CPI CEE Co-Invest 1 Limited, CPI CEE Co-Invest 2 Limited, CPI CEE Co-Invest 3 Limited and Citi Property Investors, a business unit of Citibank International plc and the case of Gazit, Gazit Globe and Gazit Gaia, the officers and employees of its non-listed subsidiaries;

“Convertible Securities” means the 8,558 10.75 per cent subordinated convertible securities due 2015 issued by the Company to the Investor Parties on 1 August 2008, each with a denomination of €50,000;

“CPI Austria” means CPI Austria Holdings Limited whose registered office is at First Floor Offices, Le Masurier House, La Rue Le Masurier, St. Helier, Jersey JE2 4YE;

“CPI CEE Warranties” means those warranties given by CPI CEE pursuant to Clauses 8.3 and 8.4 and set out in Part B of Schedule 1;

“CPI/Gazit Holdings” means CPI/Gazit Holdings Limited whose registered office is at First Floor Offices, Le Masurier House, La Rue Le Masurier, St. Helier, Jersey JE2 4YE;

“Euroclear” means Euroclear Nederland, being the trade name of Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V.;

“Euronext” means Euronext Amsterdam N.V.;

“Gazit Gaia” means Gazit Gaia Limited;

“Gazit Globe” means Gazit Globe Limited whose registered office is at 1 Derech Hashalom Street, Tel Aviv, 67893, Israel;

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“Gazit Warranties” means those warranties given by Gazit pursuant to Clauses 8.5 and 8.6 and set out in Part C of Schedule 1;

“Governmental Entity” means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority, including the European Union;

“Investor Party Group” means each Investor Party and its Affiliates as from time to time;

“Legal Reservations” means:
(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, rights and defences under the laws of any other relevant jurisdictions;
“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984;

“Long Stop Date” has the meaning given in Clause 10.1.2;

“Master Transaction Agreement” means the master transaction agreement between the Company, CPI/Gazit Holdings Limited, Gazit Globe, CPI Austria, Meinl European Real Estate Limited and Meinl Bank AG dated 20 March 2008;

“Medium Term Note Programme 2006” means the programme established on 7 August 2006 under which the Company may from time to time issue medium term notes;

“New Shares” means the 144,853,705 new ordinary shares in the capital of the Company (having the same rights as the ordinary shares of the Company in issue on the date hereof) to be issued pursuant to Clause 2;

“Put Option Agreement” means the put option agreement dated 6 April 2009 between the Company and the Relevant Holders relating to the Special Voting Shares;

“Ordinary Shares” means the issued ordinary shares in the share capital of the Company, including, from the date of Closing, the New Shares;

“Payee Party” has the meaning given to such term in Clause 15.1.4;

“Paying Party” has the meaning given to such term in Clause 15.1.4;

“Principal Agent” means Deutsche Bank AG, London branch;

“Registrar” means Deutsche Bank Luxembourg S.A.;

“Relationship Agreement” means the relationship agreement entered into between the Company, Gazit Globe and CPI Austria dated 1 August 2008 (and assigned and novated to CPI CEE and Gazit on 1 August 2008);

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“Relevant Holders” means CPI CEE Limited, CPI CEE Co-Invest 1 Limited, CPI CEE Co-Invest 2 Limited, CPI CEE Co-Invest 3 Limited and Gazit;

“Resolutions” has the meaning given to such term in Clause 3.1.1;

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

“Shareholder Meeting” means the meeting of the shareholders of the Company to discuss the Resolutions and the resolution described in Clause 9.5;

“Special Voting Shares” means the 8,043 special voting shares of the Company having the rights set out in the Articles of Association;

“Surviving Provisions” means Clauses 1 (Interpretation), 2.3, 10.2 (Termination), 11 (Confidentiality), 12 (Non- Assignment), 14 (Costs), 16 (Variations), 17 (Whole Agreement), 18 (Conflict with other Agreements), 19 (Notices), 20 (Waivers, Rights and Remedies), 23 (Invalidity), 24 (Third Party Enforcement Rights) and 25 (Governing Law and Arbitration);

“Tax or Taxation” means all governmental, state, community, municipal or regional taxes, levies, imposts, duties, charges, deductions, withholdings and social security contributions of any kind arising in any part of the world including, without limitation:
(a)	corporation tax, income tax, capital or chargeable gains tax, inheritance tax, value added tax, national insurance contributions, capital duty, stamp duty, stamp duty reserve tax, stamp duty land tax, transfer taxes, insurance premium tax, landfill tax, climate change levy, aggregates levy, withholdings and deductions in respect of tax, duties of customs and excise and all taxes on gross and net income, profits or gains, receipts, sales, use, occupation, franchise, added value, personal property or net worth; and

(b)	all penalties, charges, costs and interest included in or relating to any tax.
“Tax Authority” means any revenue, customs or fiscal governmental, state, community, municipal or regional authority, body or person anywhere in the world competent to impose or collect Tax;

“Third Party Rights” means any interest or equity of any person (including any right to acquire, option or right of pre emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

“VAT” means value added tax and all comparable taxes within the European Union or elsewhere;

“VSE” means the Vienna Stock Exchange;

“Warrant Agent means Deutsche Bank Luxembourg S.A., appointed pursuant to the warrant agency agreement dated 1 August 2008 relating to the Warrants;

“Warrants” means the 4,933,333 warrants to subscribe for new ordinary shares of the Company issued to the Investor Parties on 1 August 2008; and

“Working Hours” means 9.30 a.m. to 5.30 p.m. in the relevant location on a Business Day.

1.2	In this Agreement, unless the context otherwise requires:

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1.2.1	references to Clauses and Schedules are to Clauses and Schedules of this Agreement, unless otherwise stated;

1.2.2	a reference to a document being in the Agreed Form means, in relation to a document, the agreed document or agreed principal terms as initialled by or on behalf of each of the Parties;

1.2.3	references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.4	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

1.2.5	references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

1.2.6	a reference to euro, EUR or € are references to the lawful currency from time to time of the member states of the European Union; and

1.2.7	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.
1.3	Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re enacted as described at (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of the Company or the Investor Parties under this Agreement.

1.4	The Schedules comprise schedules to this Agreement and form part of this Agreement.

2	Exchange of Convertible Securities, Special Voting Shares and Warrants for cash and New Shares

2.1	On Closing, the Investor Parties shall, on behalf of the Relevant Holders, exchange with the Company, with full title guarantee and free from all Third Party Rights and together with all rights that attach (or may in the future attach) to them:
2.1.1	the Convertible Securities in accordance with condition 6(e) of the terms and conditions of the Convertible Securities;

2.1.2	the Special Voting Shares in accordance with the terms of the Put Option Agreement; and

2.1.3	the Warrants in accordance with condition 5 of the terms and conditions of the Warrants, for,

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2.1.4	the payment in cash of €9,326,199.56, of which €2,349.56 will constitute payment of the consideration due under the Put Option Agreement, by the Company to such accounts as the Investor Parties may direct in writing three Business Days prior to the Closing Date; and

2.1.5	the issue by the Company of the New Shares to the Relevant Holders in such proportion and to such depositary accounts as the Investor Parties may direct in writing three Business Days prior to the Closing Date.
2.2	On Closing, the Company shall also pay to the Investor Parties, on behalf of the Relevant Holders, in cash, any interest on the Convertible Securities (as calculated pursuant to condition 4 of the terms and conditions of the Convertible Securities) accrued but unpaid up to and as at the earlier of (i) the Closing Date and (ii) 30 September 2009 but not thereafter.

2.3	The Company and the Investor Parties, on behalf of the Relevant Holders, agree that:
2.3.1	the terms and conditions of the Convertible Securities shall be varied to the extent of Clause 2.2; and

2.3.2	the obligations of the Company to make payment in respect of the Convertible Securities shall be suspended from 30 September 2009 until the earlier of (i) the Closing Date and (ii) 31 December 2009, provided that:
(i)	if Closing does not occur prior to 31 December 2009 and the Long Stop Date is not extended beyond 31 December 2009, the Company shall be obliged to make all payments that would have been due under the Convertible Securities but for Clauses 2.2 and 2.3; and

(ii)	if the Long Stop Date is extended beyond 31 December 2009 in accordance with Clause 10.1.2, the Parties shall negotiate in good faith as to what interest, if any, shall be payable on the Convertible Securities in respect of the period from 30 September 2009 to the Closing Date; and
2.3.3	if and to the extent that any Relevant Holder receives any payment of interest on the Convertible Securities which the Company is not obliged to pay as a result of the application of Clause 2.2 or this Clause 2.3, the Investor Parties shall repay or procure the repayment of such amount to the Company.
2.4	The New Shares to be issued by the Company to the Investor Parties in exchange for the Convertible Securities, the Special Voting Shares and the Warrants shall be validly issued by the Company as fully paid up and free from all Third Party Rights.

3	Pre-conditions to closing

3.1	Closing shall be conditional on the following Conditions having been fulfilled or waived in accordance with this Agreement:
3.1.1	the approval of resolutions for the following purposes to be proposed at the Shareholder Meeting or any adjournment thereof by the Company’s shareholders (the “Resolutions”);

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(i)	to amend, conditional upon Closing, the Articles of Association substantially as indicated in the version of the Articles of Association set out in Schedule 2, as may be amended pursuant to Clause 3.2.2;

(ii)	to convert the Company into a no par value company; and

(iii)	subject to the resolution described in paragraph (ii) above being passed, approving the payment of the Special Dividend out of stated capital and a corresponding approval of a reduction of capital;
3.1.2	release of the Company Announcement as soon as practicable following the date of this Agreement;

3.1.3	any competition authority having jurisdiction over the transactions contemplated by this Agreement and to which notification of such transaction is mandatory under applicable merger control laws having issued all necessary clearances and approvals free of any material conditions or on conditions which are reasonably acceptable to each of the Investor Parties, or that such clearance or approval has otherwise been obtained from the competition authorities by the expiry of any applicable time limits without any suit, investigation or proceeding having been initiated or decisions issued or by the withdrawal by the competition authorities of any pending or threatened suit, investigation or proceeding; and

3.1.4	approval by Euronext and Euroclear of the amendments to be made to the Articles of Association substantially in the form set out in Schedule 2 and as may be amended pursuant to Clause 3.3.2.
3.2	Each party shall, at its own cost, use all reasonable endeavours to ensure that the Conditions are fulfilled as soon as possible after the date of this Agreement and in any event by the Long Stop Date. Each party shall for this purpose:
3.2.1	promptly notify the others (and provide copies or, in the case of non-written communications, details) of any communications with any Governmental Entity relating to any consent, approval or action required by that Governmental Entity;

3.2.2	communicate with any such Governmental Entity (including the making of any filing) only after prior consultation with the other Parties or their respective advisers (and taking into account any reasonable comments and requests of such other Parties and their respective advisers), provided that the written consent (which may not be unreasonably withheld or delayed) of each of the Parties shall be required prior to definitively agreeing any changes requested by Euronext and Euroclear pursuant to Clause 3.1.4 to the form of the Articles of Association set out in Schedule 2;

3.2.3	use such power and influence available to it (in the case of the directors of the Company this shall be subject to their fiduciary duties to the Company) to ensure that the Resolutions are duly approved;

3.2.4	co operate with the other Parties in:
(i)	ensuring that all information necessary or desirable for the making of (or responding to any requests for further information consequent upon) any notifications or filings (including draft versions), or the seeking of any approvals, made in respect of this Agreement or any related transactions is

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supplied promptly to the party dealing with such notifications and filings and that they are made accurately and promptly;

(ii)	notifying the other Parties, and providing copies, in a timely fashion of any communications from any Governmental Entity which are relevant to any of the Conditions;

(iii)	where reasonably requested by any other party, providing the other Parties (or advisers nominated by the other Parties) with draft copies of all submissions and communications to relevant Governmental Entities in relation to obtaining any relevant consent, approval or action or which otherwise relate to any of the Conditions (excluding communications of an administrative nature) at such time as will allow the other a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent to such relevant Governmental Entities and taking into account any such comments as are reasonable and providing the other Parties (or their nominated advisers) with copies of all such submissions and communications in the form submitted or sent; and

(iv)	where reasonably requested by any other party and where permitted by the relevant Governmental Entity concerned, allowing persons nominated by the other Parties to attend all meetings with relevant Governmental Entities and, where appropriate, to make oral submissions at such meetings; and
3.2.5	regularly review with each other party the progress of any notifications or filings with a view to obtaining clearance from any Governmental Entity at the earliest reasonable opportunity.
3.3	Each party shall provide the other Parties and any Governmental Entity with any necessary information and documents about itself reasonably required for the purpose of making any submissions, notifications and filings to any such Governmental Entity for the purpose of satisfying any Condition.

3.4	Each party shall notify each other party promptly upon becoming aware that any of the Conditions have been fulfilled or of any matter likely to cause any Condition not to be fulfilled, providing such information as any other party shall reasonably require from time to time for the purposes of assessing the prospects of satisfying such Condition and taking any action reasonably required to cause the same to be fulfilled.

3.5	The Conditions in Clause 3.1 may only be waived with the written consent of all the Parties, save for the Condition in Clause 3.1.3 which may be waived by the Investors acting jointly.

4	Closing

4.1	Closing is in all respects subject to the satisfaction of the Conditions on the Closing Date or the waiver of the Conditions by the respective Parties on or prior to the Closing Date in accordance with Clause 3.1 or Clause 3.5.

4.2	Closing shall take place on the date three Business Days following satisfaction or waiver of the Conditions or such other date as the Parties may agree in writing (the “Closing Date”).

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4.3	If the Conditions are not satisfied on the Closing Date or have not been waived by the respective Parties on or prior to the Long Stop Date, then this Agreement shall automatically terminate, save for the Surviving Provisions, and no party shall have any claim against any other party going forward other than under those Surviving Provisions.

4.4	Prior to Closing, the Investor Parties shall deliver an Exercise Notice (as defined in the Put Option Agreement) in accordance with the terms of the Put Option Agreement such that the consideration payable under the Put Option Agreement will be payable on the Closing Date. Clause 3 of the Put Option Agreement shall be amended in accordance with Clause 4.5 such that the certificates in respect of the Special Voting Shares shall be delivered in accordance with Clause 4.5.2.

4.5	Subject to Clauses 4.1 to 4.4 (inclusive), Closing shall take place at a location to be agreed among the Parties on the Closing Date on which date:
4.5.1	the Company shall notify the Registrar and Principal Agent of the exchange of the Convertible Securities as required by and in accordance with the Agency Agreement;

4.5.2	the Investor Parties shall deliver on behalf of the Relevant Holders the Special Voting Shares to the Company, including the certificates in respect thereof;

4.5.3	the Investor Parties shall surrender the Warrants on behalf of the Relevant Holders and the Company shall notify the Warrant Agent of the repurchase of the Warrants;

4.5.4	the Company shall issue the New Shares, credited as fully paid up and free from all Third Party Rights to such accounts of the Relevant Holders as may be notified by the Investor Parties to the Company pursuant to Clause 2.1.5;

4.5.5	the Company shall pay the cash due pursuant to Clauses 2.1 and 2.2 to such bank accounts as the Investor Parties may notify to the Company in accordance with Clause 2.1.4;

4.5.6	the Amended and Restated Relationship Agreement shall become effective;

4.5.7	the Company shall cancel the Convertible Securities and the Special Voting Shares immediately following their repurchase (by instruction to the Registrar and Principal Agent as may be the case); and

4.5.8	the Company shall cancel the Warrants immediately following their surrender (by instruction to the Warrant Agent as may be the case).
4.6	If the transfer of the New Shares and the cash payment cannot be implemented instantaneously, Closing will occur on the basis of irrevocable transfer instructions or such other mechanism as the Parties may reasonably agree.

5	Dividends

5.1	Within 30 Business Days of Closing, the Company shall pay a special dividend of €0.50 per Ordinary Share (the “Special Dividend”) to shareholders who hold Ordinary Shares on the Business Day immediately following Closing. For the avoidance of doubt, the Special Dividend will be payable upon the New Shares.

5.2	The Company agrees that it will announce a dividend policy for the Company, subject to any applicable legal and regulatory requirements and restrictions and commercial viability, of at least €0.12 per Ordinary Share per year, payable quarterly. Subject to any applicable

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legal and regulatory requirements and restrictions and assuming that Closing occurs prior to 31 December 2009, the Parties expect that the first such quarterly dividend will be declared during December 2009 and will be paid on 31 December 2009.

6	Standstills

6.1	Subject to Clause 6.2, the Investor Parties undertake to the Company that neither they nor any of their Connected Persons will before six months from the date of Closing, without the prior written consent of the Company, dispose or offer to dispose, or cause another person to dispose or to offer to dispose, of any interest in any New Shares or enter into an agreement or arrangement (whether or not legally binding) or do or omit to do any act as a result of which it or any person may dispose of any interest in the New Shares.

6.2	Nothing in Clause 6.1 shall prevent:
6.2.1	an Investor Party from accepting a recommended offer for the entire share capital of the Company or granting an irrevocable commitment to accept such an offer;

6.2.2	an Investor Party or any of their Connected Persons from disposing any shares or other securities of the Company (other than the New Shares) held by any Investor Party or any of their Connected Persons; or

6.2.3	an Investor Party from creating a mortgage, charge, pledge, lien, or security interest or any other security agreement or arrangement over any New Shares in favour of a third party and/or transferring any New Shares pursuant to enforcement of such security agreement or arrangement by such third party.
6.3 Each of the Investor Parties undertakes to the Company that neither it nor any of its Connected Persons will, before the earlier of (i) the date on which no more than €100,000,000 in principal amount of the notes issued under the Medium Term Note Programme 2006 are outstanding and (ii) the date 20 months after Closing, either alone or acting in concert with others, without the prior written consent of the Company carry out any act as a result of which it or any of its Connected Persons may acquire an interest in any shares or other securities of the Company which would cause a Change of Control (as such term is defined in the terms and conditions of the Medium Term Note Programme 2006) of the Company to occur.
6.4 The restrictions in Clause 6.3 shall not apply:
6.4.1	if the board of directors of the Company agrees to recommend an offer for the Company by any Investor Party or any of their Connected Persons;

6.4.2	if a third party (not acting in concert with the Investor Parties) announces an intention to make an offer to acquire the control of the Company (whether or not subject to any pre-conditions);

6.4.3	to the acquisition by an Investor Party or any of their respective Connected Persons of any shares in or an interest in the share capital of the Company as a result of the subdivision of the Company’s share capital or a capitalisation of reserves or profits by way of bonus issue or in lieu of a cash dividend or substantially equivalent transaction; or

6.4.4	to the acquisition by an Investor Party of any shares in or an interest in the share capital or other ownership interest in a company or other entity that, at the date of such acquisition, does not own shares or an interest representing in excess of 10

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per cent of the Ordinary Shares of the Company or where the principal purpose of the acquisition is not the purchase of control over an interest in the Company.
6.5	For the avoidance of doubt, any failure to take action or omission by the Investor Parties and any action taken by third parties independent of the Investor Parties which results in a Change of Control (as such term is defined in the terms and conditions of the Medium Term Note Programme 2006), including but not limited to any buy back of the Ordinary Shares in which the Investor Parties and their Affiliates do not tender their Ordinary Shares, shall not constitute a breach of Clause 6.3.

7	Admission to trading of the New Shares

The Parties shall use their best endeavours to procure that the New Shares will be listed on the VSE and Euronext within 6 months of the date of Closing.

8	Warranties

8.1	The Company warrants to each Investor Party as at the date of this Agreement that the Company Warranties are true, accurate and not misleading.

8.2	The Company further warrants to each Investor Party that the Company Warranties will be true, accurate and not misleading at Closing as though the Company Warranties had been repeated at such time by reference to the facts and circumstances subsisting at that time.

8.3	CPI CEE warrants to the Company as at the date of this Agreement that the CPI CEE Warranties are true, accurate and not misleading.

8.4	Save in respect of any approval, consent or clearance required to satisfy the Condition in Clause 3.1.3, CPI CEE further warrants to the Company that the CPI CEE Warranties will be true, accurate and not misleading at Closing as though the CPI CEE Warranties had been repeated at such time by reference to the facts and circumstances subsisting at that time.

8.5	Gazit warrants to the Company as at the date of this Agreement that the Gazit Warranties are true, accurate and not misleading.

8.6	Save in respect of any approval, consent or clearance required to satisfy Condition 3.1.3, Gazit further warrants to the Company that the Gazit Warranties will be true, accurate and not misleading at Closing as though the Gazit Warranties had been repeated at such time by reference to the facts and circumstances subsisting at that time.

9	Announcements and Voting at the Shareholder Meeting

9.1	Subject to Clauses 9.2 and 9.3, neither the Company nor the Investor Parties (nor any of their respective Affiliates) shall make any reference to, announcement of or issue any circular in connection with the existence or subject matter of this Agreement without the prior written approval of the others (such approval not to be unreasonably withheld or delayed).

9.2	The restriction in Clause 9.1 shall not apply to release of the Company Announcement or the publication of the Circular, provided that the Circular shall only be published by the Company after the Investor Parties have reviewed, commented on and given their written approval to the Company of the Circular, such approval not to be unreasonably withheld or delayed.

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9.3	The Company will announce a partial tender offer for any notes issued under the Medium Term Note Programme 2006 (the “2006 Bonds”) at a tender price of Euro 95 per Euro 100 in principal amount and capped at Euro 120,000,000 in nominal value. The Investor Parties agree to use any voting rights in attaching to securities in the Company (including the New Shares) which are vested with them or their Affiliates to support such a partial tender offer.

9.4	The restriction in Clause 9.1 shall not apply to the extent that the announcement or circular is required by law, by any stock exchange or any regulatory or other supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of law. If this exception applies, the Party making the announcement or issuing the circular shall use its reasonable efforts to consult with the other Parties in advance as to its form, content and timing, save where the announcement or circular amends or contradicts any statement contained in the Company Announcement or the Circular in which case the written approval from the Investor Parties in respect of the announcement and circular will be required, such approval not to be unreasonably withheld or delayed. If any prospectus is required to be published by the Company in connection with the transactions contemplated by this Agreement, the Parties agree that such prospectus shall constitute an announcement or circular for the purposes of this Clause 9.4.

9.5	The Investor Parties undertake to vote in favour of the resolution to be proposed at the Shareholder Meeting relating to the renewal of the directors’ authority to purchase up to 50,000,000 Ordinary Shares on behalf of the Company.

10	Termination
10.1 This Agreement may be terminated at any time prior to Closing:
10.1.1	by mutual written consent of all Parties;

10.1.2	by the Company or the Investor Parties if Closing has not occurred on or before the earlier of 31 December 2009 (or such later date as may be agreed in writing by the Parties) and the date on which any Condition in Clause 3.1 has, if capable of waiver, not been waived and becomes incapable of being satisfied (the “Long Stop Date”) provided that the terminating party has not, through any material breach of its obligations under this Agreement, caused or substantially contributed to the Closing not occurring prior to the Long Stop Date or any Condition becoming incapable of being satisfied; and

10.1.3	by the Company or the Investor Parties if the Shareholder Meeting shall have been convened and the Resolutions shall have been voted upon and not duly approved by the requisite number of shareholders of the Company at such Shareholder Meeting or any adjournment thereof held prior to the Long Stop Date.
10.2	In the event of termination of this Agreement pursuant to this Clause 10 this Agreement shall terminate and cease to have any effect, without any liability on the part of the Company or the Investor Parties under this Agreement, other than the Surviving Provisions; provided, however, that no such termination shall relieve any party hereto from any losses arising under this Agreement resulting from the breach by a party of any of its warranties, covenants or agreements set forth in this Agreement.

10.3	Save as otherwise provided in this Clause 10, the Parties shall not be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after Closing).

12

10.4	The Company and Investor Parties hereby agree, on behalf of the Relevant Holders (as the case may be), that the Put Option Agreement shall terminate on Closing.

11	Confidentiality

11.1	For the purposes of this Clause 11:
11.1.1	“Confidential Information” means information relating to the provisions of, and negotiations leading to (including (i) in respect of the Investor Parties any information on the Company or (ii) in relation to the Company, information in respect of the Investor Parties, received or tendered in connection with such provisions or negotiations), this Agreement and any other document contemplated by this Agreement (the “Transaction Document”) and includes written information and information transferred or obtained orally, visually, electronically or by any other means; and

11.1.2	“Representatives” means: (i) in relation to the Company, its respective Affiliates and the directors, officers, employees, agents, advisers, lending banks and advisers (including, without limitation, attorneys, accountants, consultants, bankers and financial advisers) of that party and/or of its respective Affiliates; and (ii) in relation to the Investor Parties, to the extent that they reasonably require information relating to the Transaction, directors, officers, employees, agents, consultants, contractors, lending banks, advisers (including, without limitation, attorneys, accountants, consultants, bankers and financial advisers), and Affiliates and persons who hold the aforementioned roles in relation to Affiliates.
11.2	The Company and each Investor Party shall (and shall ensure that each of its Representatives and, if applicable, assignees shall) maintain Confidential Information in confidence and not disclose Confidential Information to any person except (i) as this Clause 11 permits or (ii) as each other party approves in writing.

11.3	Clause 11.2 shall not prevent disclosure by a party or its Representatives to the extent it can demonstrate that:
11.3.1	disclosure is required by law, or by the rules, regulations or requirements of any stock exchange or any regulatory or other supervisory body or authority (including tax authority) having applicable jurisdiction (and provided that, to the extent legally possible, the disclosing party shall first inform the other party of its intention to disclose such information and shall provide the other party the opportunity to review such proposed disclosure and take into account the reasonable comments of the other party);

11.3.2	subject to applicable laws, rules and regulations, disclosure is of Confidential Information which was lawfully in the possession of that party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;

11.3.3	subject to applicable laws, rules and regulations, disclosure is of Confidential Information which has previously become publicly available other than through that party’s fault (or that of its Representatives); or

11.3.4	subject to applicable laws, rules and regulations, disclosure is required for the purpose of any arbitral, judicial or regulatory proceedings arising out of this Agreement (or any other Transaction Document).

13

11.4	The Company and each Investor Party may disclose Confidential Information to its Representatives, and undertakes that it (and its Affiliates) shall only disclose Confidential Information to its Representatives if: (i) it is reasonably required for purposes connected with this Agreement and only if its Representatives are informed of the confidential nature of the Confidential Information; or (ii) these Representatives agree to comply with the confidentiality obligations contained in this Clause 11 as if a party hereto.

12	Non-assignment

12.1	Except as provided in Clause 12.2 or unless each Party specifically agrees in writing, none of the Parties may assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement or any of its rights or obligations under it nor grant, declare, create or dispose of any right or interest in it.

12.2	It is acknowledged and agreed by the Company that the Investor Parties may at any time transfer rights under this Agreement to any Affiliate of such Investor Party or any bank or financial institution that provides facilities to each of the Investor Parties or acts as facility agent and/or security trustee or security agent by way of security for the indebtedness of each of the Investor Parties incurred in connection with the initial investment in Atrium or the transaction documented by the Master Transaction Agreement. If the benefit of the whole or any part of this agreement is assigned by an Investor Party to any Affiliate in accordance with this Clause 12.2 such Affiliate may at any time assign the same to any other Affiliate of that Investor Party and where any such original or subsequent assignee subsequently ceases to be an Affiliate of the Investor Party the Investor Party shall procure that before it so ceases it shall assign that benefit to the Investor Party or to another continuing Affiliate of the Investor Party.

12.3	If an assignment is made in accordance with Clause 12:
12.3.1	the liabilities of the Company to the Investor Parties under this Agreement shall be no greater than such liabilities would have been if the assignment had not occurred; and

12.3.2	the liabilities of the Investor Parties shall not be prejudiced by such assignment.
13	Further assurances

13.1	Each Party shall perform (or procure the performance of) all further acts and things and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as may be necessary or required by any other Party to implement and give effect to this Agreement.

14	Costs

14.1	Subject to Clause 14.2 and except as otherwise provided in this Agreement, each Party shall be responsible for its own costs, charges and other expenses (including those of its Affiliates) incurred in connection with this Agreement and the arrangements contemplated by this Agreement.

14.2	The person legally responsible for such stamp duty or other transfer tax shall bear any stamp duty or other transfer taxes (including interest and penalties) payable in respect of the acquisition of any New Shares, Warrants, Special Voting Securities or Convertible Securities as contemplated by this Agreement.

14

15	VAT and similar taxes

15.1	The Parties hereby agree that (notwithstanding any repetition in any other part of this Agreement and without double counting):
15.1.1	except where it is expressly stated to be inclusive of VAT, any sum set out in this Agreement or otherwise payable by any Party to any other Party pursuant to this Agreement shall be deemed to be exclusive of any VAT which is chargeable on the supply (or supplies) for which such sum is (the whole or part of) the consideration for VAT purposes;

15.1.2	where, for the purposes of any provisions of this Agreement, any amount is to be determined or calculated by reference to any amount received or to be received by any person, such part of such latter amount as represents VAT on the receipt of such latter amount shall be excluded for the purposes of such determination or calculation;

15.1.3	where, for the purposes of any provisions of this Agreement (including, without limitation, any provisions concerning reimbursement, indemnification or compensation), any amount is to be determined or calculated by reference to any amount incurred or to be incurred by any person, such part of such latter amount as represents VAT in respect of which such person is entitled to credit or repayment from any Tax Authority shall be excluded for the purposes of such determination or calculation; and

15.1.4	if any Party (the “Paying Party”) has paid any amount in respect of VAT pursuant to the provisions of this Agreement on any supply made to it by any other Party (the “Payee Party”), and the value of such supply for VAT purposes is under applicable law subsequently reduced (by virtue of the payment of a rebate or otherwise), the Payee Party shall (unless the Parties agree not to do so and it is permitted by applicable law or published notice not to do so) repay to the Paying Party an amount equal to the difference between the amount in respect of VAT paid by the Paying Party and the amount of VAT actually chargeable on such supply (taking into account such reduction in value), such repayment to be made within three (3) days after, and to the extent that, the Payee Party obtains credit and/or repayment from a Tax Authority in respect of the relevant VAT, and the Payee Party shall use all reasonable endeavours to obtain such credit and/or repayment.
15.2	Any reference in this Agreement to any person shall when construing any provision for the purposes of VAT (where appropriate) be deemed, at any time when such person is a member of a VAT group, to include a reference to the representative member of such group at such time.

16	Variations

16.1	No variation of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all of the Parties to it.

17	Whole agreement

17.1	This Agreement sets out the whole agreement between the Parties in respect of its subject matter and supersedes any prior agreement (whether oral or written) relating thereto. It is agreed that:

15

17.1.1	no Party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking, made by or on behalf of any other Party in relation to this Agreement which is not expressly set out in this Agreement; and

17.1.2	except for any liability in respect of a breach of this Agreement, no Party shall owe any duty of care or have any liability in tort or otherwise to any other Party in relation to this Agreement.
17.2	This Clause 17 shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

18	Conflict with other agreements

If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the Parties to this Agreement and as between any members of an Investor Party Group) unless (i) such other agreement expressly states that it overrides this Agreement in the relevant respect and (ii) the Parties to this Agreement are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

19	Notices

19.1	Any notice in connection with this Agreement shall be in writing in English and delivered by hand, by fax, registered post or courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by fax provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

19.2	The addresses and fax numbers of the Parties for the purpose of Clause 19.1 are as follows:

The Company	Address:	Fax:

For the attention of	Aztec Financial Services	+44 (0) 1534 833033
Simon Radford	(Jersey) Limited
11-15 Seaton Place,
St Helier,
Jersey JE4 0QH

CPI CEE	Address:	Fax:

For the attention of:	c/o Citi Property Investors,	+44 (0) 207 508 8932
Jeremy Kenley	Ground Floor
Stirling Square,
5-7 Carlton Gardens
London SW1Y 5AD

With a copy to:	Linklaters LLP	+44 (0) 207 456 2222
David Ereira	One Silk Street
London EC2Y 8HQ

16

Gazit	Address:	Fax:

For the attention of:	Gazit-Midas Ltd.	+972 3 696 1910
Eran Ballan (copy to Oren	Templar House,
Hon)	Don Road,
St. Helier,
Jersey JE1 2TR

With a copy to:	Linklaters LLP	+44 (0) 207 456 2222
David Ereira	One Silk Street
London EC2Y 8HQ
20	Waivers, rights and remedies

20.1	Except as expressly provided in this Agreement, no failure or delay by any Party in exercising any right or remedy relating to this Agreement shall impair affect or operate as a waiver or variation of that right or remedy it or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

21	Counterparts

21.1	This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by email attachment or telecopy shall be an effective mode of delivery. In relation to each counterpart, upon confirmation by or on behalf of a party that such party authorises the attachment of its counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect, together with such final text, as a complete authoritative counterpart.

22	Several liability

22.1	For the avoidance of doubt, save to the extent otherwise expressly provided in this Agreement, the obligations of the Company and each of the Investor Parties under this Agreement are several and not joint or joint and several.

23	Invalidity

23.1	Each of the provisions of this Agreement is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the Parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

24	Third party enforcement rights

24.1	A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

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25	Governing law and arbitration

25.1	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement are and shall be governed by, and interpreted in accordance with, English law.

25.2	If any dispute, controversy or claim arises out of or in connection with this Agreement including the breach, termination or invalidity thereof (a “Dispute”), any Party may serve formal written notice on any other Party that a Dispute has arisen (a “Notice of Dispute”). The Notice of Dispute shall describe the material points of the Dispute in sufficient detail to enable the Parties to reach an amicable settlement pursuant to the procedure set out in the remaining provisions of this Clause 25.

25.3	Following the service of a Notice of Dispute, the relevant Parties shall use all reasonable efforts to settle such Dispute amicably through negotiations between their respective authorised representatives within a period of 30 days starting from the date of receipt of the Notice of Dispute by the receiving Party or Parties. The relevant Parties may by agreement extend such 30 day period and take all such other steps as they agree will assist them in reaching an amicable settlement of the Dispute, including the joint appointment of a mediator.

25.4	If the Dispute is not resolved by the signing of written terms of settlement by authorised representatives of each of the relevant Parties within such 30 day period, then the Dispute shall be referred, by any of the relevant Parties, to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) by three arbitrators appointed in accordance with those Rules. The seat of the arbitration shall be Paris. The language of the arbitration shall be English.

25.5	The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding or any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any documents disclosed by one Party to another, testimony or other oral submission and any awards or decisions) shall not be disclosed beyond the tribunal, the ICC, the Parties, their legal and professional advisers, and any person necessary for the conduct of the arbitration, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise.

25.6	Nothing in this Clause 25 shall prevent any Party from applying to any competent judicial authority for interim or conservatory measures at any time consistent with the Rules of Arbitration of the ICC.

18

Schedule 1
Warranties
Part A
Company Warranties
1	The Company is duly organised or incorporated, validly existing and duly registered under the laws of its jurisdiction of incorporation or organisation (as appropriate) and has full power to own its assets and conduct its business as conducted at the date of this Agreement.

2	Other than to the extent relevant to the Conditions, all corporate authorisations and all other governmental, statutory, regulatory or other consents, licences and authorisations required:
(a)	to enable it lawfully to enter into and perform its obligations under this Agreement;

(b)	subject to the Legal Reservations, to make the Agreement admissible in evidence in its Jurisdiction of incorporation or organisation,

have been or will if required by the Closing Date be obtained or effected by the Closing Date.
3	Other than to the extent relevant to the Conditions, the Company has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Agreement and the transactions contemplated by the Agreement.

4	Entry into and performance by the Company of this Agreement will not (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents or (ii) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority.

5	The Company is not insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Company (or any analogous procedure or step in any jurisdiction) and no events have occurred which would justify such proceedings, other than a proceeding or step relating to winding-up or administration which is frivolous or vexatious or is discharged, stayed or dismissed within 20 business days of commencement or, if earlier, the date on which it is advertised.

6	This Agreement will, when executed, constitute legal, valid, binding and enforceable obligations of the Company.

7	Subject to the Legal Reservations, the choice of governing law of the Agreement will be recognised and enforced in the Company’s jurisdiction of incorporation or organisation.

8	The Company is not aware of any fact or reason which would prevent the New Shares from being listed on Euronext within 6 months from the date of Closing

19

Part B
CPI CEE Warranties
1	CPI CEE is duly organised or incorporated, validly existing and duly registered under the laws of its jurisdiction of incorporation or organisation (as appropriate) and has full power to own its assets and conduct its business as conducted at the date of this Agreement.

2	Other than to the extent relevant to the Conditions, all corporate authorisations and all other governmental, statutory, regulatory or other consents, licences and authorisations required:
(a)	to enable it lawfully to enter into and perform its obligations under this Agreement;

(b)	subject to the Legal Reservations, to make the Agreement admissible in evidence in its Jurisdiction of incorporation or organisation,

have been or will if required by the Closing Date be obtained or effected by the Closing Date.
3	Other than to the extent relevant to the Conditions, CPI CEE has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Agreement and the transactions contemplated by the Agreement.

4	Entry into and performance by CPI CEE of this Agreement will not (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents or (ii) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority.

5	CPI CEE is not insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning CPI CEE(or any analogous procedure or step in any jurisdiction) and no events have occurred which would justify such proceedings, other than a proceeding or step relating to winding-up or administration which is frivolous or vexatious or is discharged, stayed or dismissed within 20 business days of commencement or, if earlier, the date on which it is advertised.

6	This Agreement will, when executed, constitute legal, valid, binding and enforceable obligations of CPI CEE.

7	Subject to the Legal Reservations, the choice of governing law of the Agreement will be recognised and enforced in CPI CEE’s jurisdiction of incorporation or organisation.

8	Upon Closing, CPI CEE and its Affiliates will not own, directly or indirectly, any Convertible Securities, Special Voting Shares or Warrants.

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Part C
Gazit Warranties
1	Gazit is duly organised or incorporated, validly existing and duly registered under the laws of its jurisdiction of incorporation or organisation (as appropriate) and has full power to own its assets and conduct its business as conducted at the date of this Agreement.

2	Other than to the extent relevant to the Conditions, all corporate authorisations and all other governmental, statutory, regulatory or other consents, licences and authorisations required:

(a) to enable it lawfully to enter into and perform its obligations under this Agreement;

(b) subject to the Legal Reservations, to make the Agreement admissible in evidence in its Jurisdiction of incorporation or organisation,

have been or will if required by the Closing Date be obtained or effected by the Closing Date.

3	Other than to the extent relevant to the Conditions, Gazit has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Agreement and the transactions contemplated by the Agreement.

4	Entry into and performance by Gazit of this Agreement will not (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents or (ii) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority.

5	Gazit is not insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning Gazit (or any analogous procedure or step in any jurisdiction) and no events have occurred which would justify such proceedings, other than a proceeding or step relating to winding-up or administration which is frivolous or vexatious or is discharged, stayed or dismissed within 20 business days of commencement or, if earlier, the date on which it is advertised.

6	This Agreement will, when executed, constitute legal, valid, binding and enforceable obligations of Gazit.

7	Subject to the Legal Reservations, the choice of governing law of the Agreement will be recognised and enforced in the Gazit’s jurisdiction of incorporation or organisation.

8	Upon Closing, Gazit and its Affiliates will not own, directly or indirectly, any Convertible Securities, Special Voting Shares or Warrants.

21

Schedule 2
Company Articles of Association

22

No. of Company 70371
COMPANIES (JERSEY) LAW 1991
COMPANY LIMITED BY SHARES
MEMORANDUM AND
ARTICLES OF ASSOCIATION
of
ATRIUM EUROPEAN REAL ESTATE LIMITED
(as amended by special resolution of the members of the Company on ~~6 April~~ [•] 2009)
Linklaters
Linklaters LLP
One Silk Street
London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222
Ref Ereira/~~Jaggers~~ Martin/Boyd/Horvath

COMPANIES (JERSEY) LAW 1991
COMPANY LIMITED BY SHARES
MEMORANDUM OF ASSOCIATION
OF
ATRIUM EUROPEAN REAL ESTATE LIMITED

1	The name of the Company is “ATRIUM EUROPEAN REAL ESTATE LIMITED”.
~~2~~	~~The share capital of the Company is €5,000,002,500 divided into 1,000,000,000 Ordinary Shares of €5.00 each and 8,558 Special Voting Shares of 29 & 909/4279ths of a Euro cent each which shall be converted into Deferred Shares of 29 & 909/4279ths of a Euro cent each, in accordance with the Articles of Association.~~

2	~~3~~ The Company is a public company.

3	There is no limit on the number of Shares of any class which the Company is authorised to issue.

4	The liability of each member is limited by the amount (if any) unpaid on the Shares held by that member.

5	The Company is a no par value company.

COMPANIES (JERSEY) LAW 1991
ARTICLES OF ASSOCIATION
OF
ATRIUM EUROPEAN REAL ESTATE LIMITED
INTERPRETATION
1.1	In these Articles unless the context otherwise requires the following words and expressions shall have the meanings respectively assigned to them:

“Admitted Institution”	each participant (aangesloten instelling) in Euroclear as defined in the WGE.

“Affiliated Institution”	any institution which is affiliated with the Approved Operator for the purpose of book-entry settlement of trades on the Stock Exchange (including Admitted Institutions).

“Annual General Meeting”	shall have the meaning given to it in Article 14.2.

“Approved Operator”	the official operator of an Uncertificated System.
“these Articles”	these Articles of Association in their present form or as from time to time amended.

“Associate”	(i)	In relation to a corporation:

	(a)	any person or corporation beneficially owning, directly or indirectly, twenty per cent. or more of the issued equity share capital of that corporation or able to exercise, directly or indirectly, twenty per cent. or more of the total votes in that corporation; or

	(b)	its subsidiaries, its holding company or a subsidiary of any such holding company; or

	(c)	any person or corporation controlled by a person or corporation who or which meets one or both of the criteria set out in (a); or

	(d)	(where that corporation is a manager or an investment manager or investment adviser) any corporation twenty per cent. or more of whose issued equity share capital is beneficially owned, directly or indirectly, by any manager, any investment manager or investment adviser taken together, and any corporation twenty per cent. or more of the total votes in which can be exercised, directly or indirectly, by those companies together; or
(e)	any director or officer of that corporation or of any Associate of that corporation, as defined in (a), (b), (c) or (d).
(ii)	In relation to an individual or firm or other unincorporated body, any person, firm, corporation or other body directly or indirectly controlled by such person, firm, corporation or other body.
(iii)	In relation to the Investor Parties any fund, collective investment scheme, trust, partnership (including, without limitation, any co-investment partnership), special purpose or other vehicle or any subsidiary or affiliate of any of the foregoing that is controlled or advised by the relevant Investor Party or its Associates.

“Auditors”	the auditors of the Company appointed pursuant to these Articles.

“bankrupt”	shall have the meaning defined in the Interpretation (Jersey) Law 1954.

~~“Bonds”~~	~~the €580,000,000 10.75 per cent. Subordinated Convertible Bonds of the Company due 2015 and issued on 30 July 2008.~~

“Certificated”	a unit of a security which is not Uncertificated and reference to a Share being held in certificated form should be construed accordingly.

“Book-Entry Deposit”	a book entry deposit (Girodepot) as meant in the WGE.

“clear days”	in relation to the period of a notice that period excluding the day when the notice is served or deemed to be served and the day for which it is given or on which it is to take effect.

“Collective Deposit”	a collective deposit (verzameldepot) as meant in the WGE.

“Company”	the company incorporated under the Law in respect of which these Articles have been registered.

“~~Deferred Shares”~~	~~the deferred shares in the capital of the Company having the rights set out in these Articles.~~

“Directors”	the directors of the Company for the time being.

“Director Appointment and	the Investor Parties’ rights under Articles 24.3.1,

Removal Rights”	24.4.1, 24.5.1 or 24.6.1 to appoint and remove Directors as described in such Articles.

“Disclosure and Transparency Rules”	the Disclosure and Transparency Rules of the UKLA.

“Dividend”	every description of the dividend or distribution of the Company’s assets made in accordance with the Law, to its Members as members whether in cash or otherwise.

“Euroclear”	Euroclear Nederland, being the trade name of Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V.

“Euronext”	Euronext Amsterdam N.V.

“Euroclear System”	the uncertificated (book-entry settlement) system in the Netherlands operated by Euroclear pursuant to the WGE.

“Fiscally Unacceptable Jurisdiction”	The United Kingdom of Great Britain and Northern Ireland and any other country, territory or jurisdiction designated by the Directors from time to time to be excluded for the purposes of protecting the Company against avoidable fiscal imposition.

“Funds Law”	Collective Investment Funds (Jersey) Law 1988 including any statutory modification or re-enactment thereof for the time being in force.

“holder”	in relation to Shares, the Member whose name is entered in the Register as the holder of the Shares.

“holding company”	shall have the meaning defined in the Law.

~~“Independent Expert”~~	~~an independent investment bank or independent firm of chartered accountants (acting as expert and not as arbitrator) nominated by the parties concerned or, in the case of disagreement as to nomination, appointed by the President for the time being of the London Investment Bankers Association or the President for the time being of the Institute of Chartered Accountants in England and Wales.~~

“Investment”	any investment by the Company. In the case of a monetary deposit references to purchasing or acquiring such deposit shall be taken to include the making of the deposit or the taking of an assignment or otherwise acquiring the right to receive repayment thereof and references to disposing of or realising such deposit shall be taken to include receiving repayment of the deposit or the making of an assignment or otherwise disposing of the right to receive repayment thereof.

“Investor Parties”	together, ~~CPI/Gazit Holdings Limited,~~ Gazit Globe Limited, CPI ~~Austria Holdings Limited~~  CEE Management LLC and each of their respective assignees under the Relationship Agreement. If only one Investor Party remains an investor in the Company then references in these Articles to “Investor Parties” shall be deemed to be references to that Investor Party.

“the Law”	the Companies (Jersey) Law 1991 including any statutory modification or re-enactment thereof for the time being in force.

“Market”	in relation to any particular Investments means any market created by any method of dealing in the Investment.

“Member”	a person whose name is entered in the Register as the holder of Shares in the Company.

“month”	calendar month.

“notice”	a written notice unless otherwise specifically stated

“Office”	the registered office of the Company.

“Ordinary Resolution”	a resolution of the Company in general meeting adopted by a simple majority of the votes cast at that meeting.

“Ordinary Shares”	the ordinary no par value shares in the capital of the Company having the rights set out in these Articles.

“paid up”	includes credited as paid up.

“Participant’	a holder of a book-entry interest in a Collective Deposit in respect of Shares ~~or warrants.~~

“~~Permitted Transfers”~~	~~means each of the following transfers of the following numbers of Special Voting Shares:~~

~~Number of~~
~~Special~~
~~Voting Shares~~
~~of 29 &~~
~~909/4279ths of~~
~~No.~~	~~Transferor~~	~~Transferee~~	~~a Euro cent~~
~~1~~	~~CPI CEE~~	~~CPI CEE 1~~	~~3~~
	~~Co-Invest 2~~	~~Co-Invest~~
	~~Limited~~	~~Limited~~

~~Number of~~
~~Special~~
~~Voting Shares~~
~~of 29 &~~
~~909/4279ths of~~
~~No.~~	~~Transferor~~	~~Transferee~~	~~a Euro cent~~
~~2~~	~~CPI CEE~~	~~CPI CEE~~	~~7~~
	~~Co-Invest 3~~	~~Limited~~
~~Limited~~
~~3~~	~~CPI CEE~~	~~CPI CEE~~	~~1~~
	~~Co-Invest 3~~	~~Co-Invest 1~~
	~~Limited~~	~~Limited~~

~~When so transferred such Special Voting Shares shall not convert into and be redesignated as Deferred Shares pursuant to Article 3.8 provided that on any subsequent transfer of such Special Voting Shares, each such Special Voting Share transferred shall automatically permanently convert into and be redesignated as 1 Deferred Share pursuant to Article 3.8.~~

“present in person”	in relation to general meetings of the Company and to meetings of the holders of any class of Shares shall include present by attorney or by proxy or in the case of a corporate shareholder by representative.

“Prospectus”	the ~~Prospectus~~prospectus of the Company dated 10 August 2009 issued in connection with the ~~placing and~~ listing of Shares on the Vienna Stock Exchange and Euronext, as revised, supplemented and consolidated from time to time.

“Register”	the register of Members required to be kept pursuant to Article 41 of the Law.

“Relationship Agreement”	the relationship agreement entered into between the Company and the Investor Parties and dated ~~30 July 2008~~., assigned and novated on 1 August 2008, as amended and restated on [•] 2009.

“Seal”	the common seal of the Company.

“Secretary”	any person appointed to perform any of the duties of secretary of the Company (including an assistant or deputy secretary) and in the event of two or more persons being appointed as joint secretaries any one or more of the persons so appointed.

“Securities”	means equity or capital of the Company, including Shares (whether fully paid or partly paid), certificates representing Shares (“Certificates”), any rights, options or warrants to purchase Shares or Certificates and any other convertible or quasi equity securities issued by or on behalf of &nbs p;

the Company, or any right or interest in those Shares, Certificates, options or warrants held either directly or by a Participant.

“Shareholder Reserved Matters”	shall have the meaning given to it in Article 44.2.

“Shares”	shares in the capital of the Company, for the time being the Ordinary Shares, ~~the Special Voting Shares and the Deferred Shares.~~

“Special Resolution”	a resolution of the Company passed as a special resolution in accordance with the Law.

“~~Special Voting Shares”~~	~~the special voting shares in the capital of the Company having the rights set out in these Articles.~~

“Stock Exchange”	any stock exchange or market which is an official or recognised stock exchange or market in the jurisdiction in which it is situate and any responsible firm, corporation or association in any part of the world dealing in a particular investment so as to provide in the opinion of the Directors a satisfactory market for the investment.

“Subsidiary”	of any person means any corporation, association, partnership or other business entity (i) of which more than 50 per cent. of the total voting rights of its share capital, interests or other equivalent howsoever designated is at the time owned or controlled directly or indirectly by or (ii) which is controlled by such person, or such person and one or more Subsidiaries of such person.

“~~Total Investment”~~	~~the amount reasonably determined by the Company, or if such amount is disputed by the Investor Parties (or any of them), the amount determined by the Independent Expert in accordance with Article 43, as being the aggregate acquisition cost of all Shares, Bonds, rights, options or warrants to purchase Shares or Bonds and any other securities or convertible or quasi-equity securities of whatever form issued by the Company that from time to time are held by the Investor Parties (or any of them) and/or their Associates.~~

“UK Act 2006”	the Companies Act 2006, being a statute partly in force in the United Kingdom, as may be amended, restated or re-enacted from time to time.

“UKLA”	the Financial Services Authority acting in its capacity as the competent authority for the purposes of part VI of the Financial Services and Markets Act 2000, a statute in force in the United Kingdom, as may be amended or re-enacted from time to time.

“Uncertificated”	a unit of a security, title to which is recorded on the relevant register of ~~securities~~Securities as being held in uncertificated form, and title to which may be transferred by means of any Uncertificated System.

“Uncertificated System”	a transfer, settlement and clearing system for ~~securities~~Securities approved by the Directors.

“United Kingdom” or “UK”	the United Kingdom of Great Britain and Northern Ireland.

“Voting Rights”	means all the voting rights attributable to the issued and outstanding Securities of the Company which are generally exercisable at a general meeting of the Company.

“WGE”	The Dutch Securities Book-Entry Transfer Act (Wet giraal effectenverkeer).
1.2	Save as defined herein and unless the context otherwise requires words or expressions contained in these Articles shall bear the same meaning as in the Law but excluding any statutory modification thereof not in force when these Articles become binding on the Company.

1.3	In these Articles unless the context otherwise requires:
1.3.1	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

1.3.2	the word “signed” shall be construed as including a signature or representation of a signature affixed by mechanical or other means;

1.3.3	the words “in writing” shall be construed as including written printed telexed electronically transmitted or any other mode of representing or reproducing words in a visible form;

1.3.4	words importing “persons” shall be construed as including companies or associations or bodies of persons whether corporate or unincorporate;

1.3.5	words importing the singular number only shall be construed as including the plural number and vice versa;

1.3.6	words importing the masculine gender only shall be construed as including the feminine gender; and

1.3.7	references to enactments are to such enactment as from time to time modified re-enacted or consolidated and shall include any enactment made in substitution for an enactment that is repealed.
1.4	The clause and paragraph heading in these Articles are for convenience only and shall not be taken into account in the construction or interpretation of these Articles.

1.5	Where for the purposes of these Articles or for any other purpose any amount in one currency is required to be translated into another currency the Directors may effect such translation using such rate of exchange as in their absolute discretion they think appropriate except where otherwise in these Articles specifically provided.

1.6	Where these Articles impose an obligation on a Member, such Article shall not apply to the Approved Operator and an Affiliated Institution.
SITUATION OF THE OFFICES OF THE COMPANY
2.1	The Office shall be at such address in Jersey as the Directors shall from time to time determine.

2.2	The Company, in addition to its Office, may establish and maintain such other offices and places of business and agencies in Jersey or elsewhere (other than a Fiscally Unacceptable Jurisdiction) as the Directors may from time to time determine.
SHARE CAPITAL
3.1	The share capital of the Company is as specified in the Memorandum of Association and the Shares shall have the rights and be subject to the conditions contained in these Articles.

3.2	Without prejudice to any special rights for the time being conferred on the holders of any Shares or class of Shares (which special rights shall not be varied or abrogated except with such consent or sanction as is hereinafter provided) any Share or class of Shares in the capital of the Company may be issued with such preferred deferred or other special rights or such restrictions whether in regard to ~~dividends~~Dividends return of capital voting otherwise as the Company may from time to time by Special Resolution determine.

3.3	The Company may issue fractions of Shares in accordance with and subject to the provisions of the Law provided that:
3.3.1	a fraction of a Share shall be taken into account in determining the entitlement of a Member as regards ~~dividends~~Dividends or on a winding up; and

3.3.2	a fraction of a Share shall not entitle a Member to a vote in respect thereof.
3.4	The Company may from time to time subject to the provisions of the Law:
3.4.1	issue; or

3.4.2	convert any existing non-redeemable Shares (whether issued or not) into

Shares which are to be redeemed or are liable to be redeemed at the option of the Company or at the option of the holder thereof and on such terms and in such manner as may be determined by Special Resolution.

~~3.5~~	~~Where the Company issues Shares at a premium the amount or value of any premiums paid up on Shares issued as and when the premiums are paid up shall be transferred to an account called the share premium account as required by the Law and the sums for the time being standing to the credit of the share premium account shall be applied only in accordance with the Law.~~

3.5	~~3.6~~ Except as provided in these Articles, the terms on which any subsequent allotment and issue of Shares shall be effected shall be determined by the Directors.

~~3.7~~	~~Upon the conversion or redemption of or purchase by the Company or any Subsidiary of the Company of €50,000 (or multiples thereof) of Bonds owned by a holder of Special Voting Shares in accordance with Conditions 5 or 6 of the Bonds (as applicable), 1 of the Special Voting Shares belonging to such holder (if any) shall automatically permanently convert into and be redesignated as 1 Deferred Share (without the need for a resolution of the Directors or Members) for each €50,000 of Bonds so converted, redeemed or purchased.~~

~~3.8~~	~~A Special Voting Share may be transferred accompanied by a transfer of €50,000 in nominal value of Bonds or may be transferred without any corresponding transfer of Bonds, but if a transfer of a Special Voting Share (other than any transfer that is a Permitted Transfer) occurs without any corresponding transfer of Bonds, a Special Voting Share so transferred shall automatically permanently convert into and be redesignated as 1 Deferred Share (without the need for a resolution of the Directors or the Members).~~

~~3.9~~	~~Upon the conversion and redesignation of Special Voting Shares referred to in Articles 3.7 and 3.8, the holder of such Special Voting Shares shall deliver to the Company at its registered office the certificates for such Special Voting Shares and upon such delivery there shall be issued to him a certificate for the number of Deferred Shares resulting from the conversion and redesignation referred to in Articles 3.7 and 3.8 and a certificate for the balancing amount of Special Voting Shares (if any) represented by such certificates following such conversion and redesignation.~~

3.6	~~3.10~~ A Participant and an Admitted Institution may withdraw Uncertificated ~~securities~~Securities from the Euroclear System. However, the Company may, pursuant to a resolution of the board of Directors, make the withdrawal of Uncertificated ~~securities~~Securities from the Euroclear System, within the meaning of Article 26 and Article 45 of the WGE, impossible. The resolution to this effect cannot be invoked against a Participant any sooner than after six months of the publication of the resolution in at least one national daily newspaper in the Netherlands, and in the Daily Official List (Officiële Prijscourant) of Euronext. The Company may revoke any such resolution by means of a resolution of the board of Directors. In such a case, withdrawal of the Uncertificated ~~securities~~Securities as meant under Article 26 and Article 45 of the WGE shall be possible from the day following on the day of publication of such a resolution in at least one daily newspaper in the Netherlands and in the Daily Official List (Officiële Prijscourant) of Euronext.
ALTERATION OF SHARE CAPITAL
4.1	The Company may by Special Resolution alter its share capital as stated in the Memorandum of Association in any manner permitted by the Law.

4.2	Any new Shares created on an increase or other alteration of share capital shall be subject to such terms and conditions as the Company may by Ordinary Resolution determine.

4.3	Any capital raised by the creation of new Shares shall unless otherwise provided by the conditions of issue of the new Shares be considered as part of the original capital and the new Shares shall be subject to the provisions of these Articles with reference to the payment of calls transfer and transmission of Shares lien or otherwise applicable to the existing Shares in the Company.

4.4	Subject to the provisions of the Law the Company may by Special Resolution reduce its share capital in any way.

4.5	If the Company alters its share capital in any manner pursuant to this Article 4 at any point following the date of adoption of these Articles, including without limitation by way of share consolidation or share division but excluding the issue of new Shares, the thresholds set out in Articles 24.3, 24.4, 24.5 and 24.6 shall be amended proportionately to reflect the altered share capital of the Company.
VARIATION OF RIGHTS
5.1	Subject to the provisions of the Law, whenever the capital of the Company is divided into different classes of Shares the special rights attached to any class may (unless otherwise provided by the terms of issue of the Shares of that class) be varied or abrogated either whilst the Company is a going concern or during or in contemplation of a winding up:
5.1.1	with the consent in writing of the holders of two-thirds of the issued Shares of that class; or

5.1.2	with the sanction of a Special Resolution passed at a separate meeting of the holders of Shares of that class.
5.2	To every such separate meeting all the provisions of these Articles and of the Law relating to general meetings of the Company or to the proceedings thereat apply mutatis mutandis except that the necessary quorum shall be two persons holding or representing at least one-third in ~~nominal amount~~number of the issued Shares of that class but so that if at any adjourned meeting of such holders a quorum above defined is not present those holders who are present in person shall be a quorum.

5.3	The special rights conferred upon the holders of any Shares or class of Shares issued with preferred deferred or other special rights shall (unless otherwise expressly provided by the conditions of issue of such Shares) be deemed not to be varied by the creation or issue of further Shares ranking after or pari passu therewith.
SHARES
6.1	Subject to the provisions of these Articles only the unissued Ordinary Shares for the time being in the capital of the Company shall be at the disposal of the Directors who may allot, grant options over or otherwise dispose of them to such persons at such times and generally on such terms and conditions as they think fit. The Directors may in their absolute discretion refuse to accept any application for Ordinary Shares or accept any applications in whole or in part.

6.2	The Company may pay commissions as permitted by the Law. Subject to the provisions of the Law any such commission may be satisfied by the payment of cash or by the allotment of fully or partly paid Ordinary Shares or partly in one way and partly in the other.

6.3	Except as required by law no person shall be recognised by the Company as holding any Share upon any trust and (except only as otherwise provided by these Articles or by law) the Company shall not be bound by or be compelled in any way to recognise any equitable contingent future or partial interest in any Share or any interest in any fraction of a Share or any other right in respect of any Share except an absolute right to the entirety thereof in the holder.
REGISTER OF MEMBERS
7.1	The Directors shall keep or cause to be kept at the Office or at such other place in the Island of Jersey where it is made up as the Directors may from time to time determine a Register in the manner required by the Law. In each year the Directors shall prepare or cause to be prepared and filed an annual return containing the particulars required by the Law.

7.2	The Company may issue Shares as Certificated Shares or as Uncertificated Shares.

7.3	Notwithstanding anything in these Articles to the contrary, Shares may be issued to an Approved Operator in order to permit Participants to acquire and hold interests in Shares through an Uncertificated System. If Shares are held in an Uncertificated System, the Approved Operator shall be entered into the Register as the shareholder of the Shares.

7.4	The Company shall not be required to enter the names of more than four joint holders in the Register in respect of any Share.

UNCERTIFICATED SHARES AND SHARE CERTIFICATES

8.1	Shares of any class may be traded through an Uncertificated System and held in Uncertificated form in accordance with such arrangements as may from time to time be permitted by any statute, regulation, order, instrument or rule in force affecting the Company. Amendments to these Articles which may be necessary or expedient for this purpose may be made by Special Resolution but will not be deemed to vary rights of any class of Shares.

8.2	Without prejudice to the generality and effectiveness of Article 8.1 any issue, holding, registration, conversion, transfer or other dealing in Uncertificated form and conversion of Certificated Shares into Uncertificated Shares, and vice versa, may be made in such manner as the Directors may, in their absolute discretion, think fit (subject always to the facilities and requirements of an Uncertificated System).

8.3	Where a certificate in respect of Shares is to be issued in accordance with Article 7.2, the provisions of Articles 8.4 to 8.7 shall apply to the issue of such a certificate.

8.4	Every Member who is entitled to be issued with a certificate with respect to his Shares shall be entitled:
8.4.1	without payment upon becoming the holder of any Shares to one certificate for all the Shares of each class held by him and upon transferring a part only of the Shares comprised in a certificate to a new certificate for the remainder of the Shares so comprised; or

8.4.2	upon payment of such reasonable sum for each certificate as the Directors shall from time to time determine to several ~~certificates~~Certificates each for one or more of his Shares of any class.
8.5	Every certificate shall be issued within two months after allotment or ~~lodgment~~lodgement of transfer (or within such other period as the conditions of issue shall provide) and shall be sealed with the Seal and shall specify the Shares to which it relates and the amount paid up thereon and if so required by the Law the distinguishing numbers of such Shares.

8.6	The Company shall not be bound to issue more than one certificate in respect of a Share held jointly by several persons and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all such holders

8.7	If a share certificate shall be damaged, worn out, defaced, alleged to have been lost, stolen or destroyed a duplicate certificate representing the same Shares may be issued to the holder upon request on payment of such reasonable fee and on such terms (if any) as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in relation thereto as the Directors think fit.
LIEN
9.1	The Company shall have a first and paramount lien on every Share (not being a fully paid Share) registered in the name of a Member for all monies (whether presently payable or not) called or payable at a fixed time in respect of that Share and for all the debts and liabilities of such Member or his estate to the Company whether the period for the payment or discharge of the same shall have actually commenced or not and notwithstanding that the same are joint debts or liabilities of such Member or his estate and any other person whether a Member or not save that any Shares held in the Euroclear System must be fully paid up and this Article 9.1 shall not apply to any Shares the subject of book-entry-interests in the Euroclear System. The Company’s lien (if any) on a Share shall extend to all ~~dividends~~Dividends or other monies payable thereon or in respect thereof. The Directors may resolve that any Share shall for such period as they think fit be exempt from the provisions of this Article.

9.2	The Company may sell in such manner as the Directors think fit any Shares on which the Company has a lien but no sale shall be made unless the monies in respect of which such lien exists or some part thereof are or is presently payable nor until fourteen days have expired after a notice stating and demanding payment of the monies presently payable and giving notice of intention to sell in default shall have been served on the holder for the time being of the Shares or person entitled thereto by reason of the death or bankruptcy of such holder.

9.3	To give effect to any such sale the Directors may authorise some person to execute an instrument of transfer of the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares so transferred and he shall not be bound to see to the application of the purchase money nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

9.4	The net proceeds of such sale after payment of the costs of such sale shall be applied in or towards payment or satisfaction of the debt or liability in respect of which the lien exists so far as the same is presently payable and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the Shares prior to the sale) be paid to the person entitled to the Shares at the time of the sale.
CALLS ON SHARES
10.1	The Directors may subject to the provisions of these Articles and to any conditions of allotment from time to time make calls upon the Members in respect of any monies unpaid on their Shares~~(whether on account of the nominal value of the Shares or by way of premium)~~ and each Member shall (subject to being given at least fourteen clear days’ notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his Shares.

10.2	A call may be required to be paid by instalments.

10.3	A call may before receipt by the Company of any sum due thereunder be revoked in whole or in part and payment of a call may be postponed in whole or in part.

10.4	A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect whereof the call was made.

10.5	A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

10.6	The joint holders of a Share shall be jointly and severally liable to pay all calls and all other payments to be made in respect of such Share.

10.7	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof the person from whom the sum is due may be required to pay interest on the sum from the day appointed for payment thereof to the time of a actual payment at a rate determined by the Directors but the Directors shall be at liberty to waive payment of such interest wholly or in part.

10.8	Any sum which by or pursuant to the terms of issue of a Share becomes payable upon allotment or at any fixed date ~~whether on account of the nominal value of the Share or by way of premium~~ shall for the purposes of these Articles be deemed to be a call duly made and payable on the date on which by or pursuant to the terms of issue the same becomes payable and in case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become due and payable by virtue of a call duly made and notified.

10.9	The Directors may on the issue of Shares differentiate between the holders as to the amount of calls to be paid and the times of payment.

10.10	The Directors may if they think fit receive from any Member willing to advance the same all or any part of the monies uncalled and unpaid upon any Shares held by him beyond the sums actually called up thereon as a payment in advance of calls and such payment in advance of calls shall extinguish so far as the same shall extend the liability upon the Shares in respect of which it is advanced and upon the money so received or upon so much thereof as from time to time exceeds the amount, of the calls then made upon the Shares in respect of which it has been received. The Company may (until the same but for such advances would become presently payable) pay interest at such rate as the Directors shall think fit provided that any amount paid up in advance of calls shall not entitle the holder of the Shares upon which such amount is paid to participate in respect thereof in any ~~dividend~~Dividend until the same would but for such presently payable.
FORFEITURE OF SHARES
11.1	If a Member fails to pay any call or instalment of a call on or before the day appointed for payment thereof the Directors may at any time thereafter during such time as any part of such call or instalment remains unpaid serve a notice on him requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued and any costs charges and expenses which may have been incurred by the Company by reason of such non-payment.
11.2	The notice shall name a further day (not earlier than the expiration of fourteen days from the date of service of such notice) on or before which the payment required by the notice is to be made and the place where payment is to be made and shall state that in the event of non-payment at or before the time appointed and at the place appointed the Shares in respect of which the call was made will be liable to be forfeited.
11.3	If the requirements of any such notice as aforesaid are not complied with any Share in respect of which such notice has been given may at any time thereafter before payment of all calls and interest due in respect thereof has been made be forfeited by a resolution of the Directors to that effect and such forfeiture shall include all ~~dividends~~Dividends which shall have been declared on the forfeited Shares and not actually paid before the forfeiture.
11.4	When any Share has been forfeited in accordance with these Articles notice of the forfeiture shall forthwith be given to the holder of the Share or the person entitled to the Share by transmission as the case may be and an entry of such notice having been given and of the forfeiture with the date thereof shall forthwith be made in the Register opposite to the entry of the Share but no forfeiture shall be invalidated in any manner by any omission or neglect to give such notice or to make such entry as aforesaid.
11.5	A forfeited Share shall become the property of the Company and may be sold re-allotted or otherwise disposed of either to the person who was before forfeiture the holder thereof or entitled thereto to any other person upon such terms and in such manner as the Directors think fit and at any time before a sale re-allotment or other disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purpose of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share to that person.

11.6	A Member whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares and shall surrender to the Company for cancellation the certificate for the Shares forfeited but shall notwithstanding the forfeiture remain liable to pay to the Company all monies which at the date of forfeiture were presently payable by him to the Company in respect of those Shares with interest thereon at the rate at which interest was payable before the forfeiture or at such rate as the Directors may determine from the date of forfeiture until payment but the Directors may waive payment wholly or in part or enforce payment without any allowance for the value of the Shares at the time of forfeiture or for any consideration received on their disposal.
11.7	A declaration under oath by a Director or the Secretary that a Share has been duly forfeited on a specified date shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the Share and the declaration and the receipt of the Company evidencing the consideration (if any) given for the Share on the sale re-allotment or disposal thereof together with the certificate for the Share delivered to a purchaser or allottee thereof shall (subject to the execution of an instrument of transfer if the same be so required) constitute good title to the Share and the person to whom the Share is sold re-allotted or disposed of shall be registered as the holder of the Share and shall not be bound to see to the application of the consideration (if any) nor shall his title to the Share be affected by any irregularity in or invalidity of the proceedings in respect-of the forfeiture sale re-allotment or disposal of the Share.
11.8	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes payable at a fixed time ~~whether on account of the nominal value of the Share or by way of premium~~ as if the same had been payable by virtue of a call duly made and notified.
TRANSFER OF SHARES
12.1	Subject to such restrictions of these Articles as may be applicable and the rules of any Approved Operator or relevant Stock Exchange:
12.1.1	any Member may transfer all or any of his Uncertificated Shares by means of an Uncertificated System in such manner provided for, and subject as provided in, any regulations issued for this purpose under the Law or such as may otherwise from time to time be adopted by the board of Directors on behalf of the Company and the rules of any Approved Operator and accordingly no provision of these Articles shall apply in respect of an Uncertificated Share to the extent that it requires or contemplates the effecting of a transfer by an instrument in writing or the production of a certificate for the Shares to be transferred;

12.1.2	any Member may transfer all or any of his Certificated Shares by an instrument of transfer in any usual common form or in any other form approved by the board of Directors;

12.1.3	the instrument of transfer of a Certificated Share shall be signed by or on behalf of the transferor and in the case of a partly paid Share by or on behalf of the transferor and the transferee. The transferor shall be deemed to remain the holder of the Share until the name of the transferee is entered in the Register in respect thereof.

12.2	The Directors may in their absolute discretion without assigning any reason therefor refuse to register the transfer of any Share in Certificated or Uncertificated form (subject to Article 12.3 below) which is not fully paid or on which the Company has a lien or which appears to the Directors would result in a contravention of any direction made under Article 41 (Disclosure of interests in Shares) provided, in the case of a listed Share, that this would not prevent dealings in the Share from taking place on an open and proper basis on any Stock Exchange. In addition (subject to Article 12.3 below) the Directors may also refuse to register the transfer of a Certificated Share unless the instrument of transfer:
12.2.1	is lodged at the Office or at such other place as the Directors may direct accompanied by the certificate for the Shares to which it relates together with such other evidence as the Directors may reasonably require to show the authority of the transferor to make the transfer;

12.2.2	is in respect of only one class of Shares; and

12.2.3	is in favour of not more than four transferees.
12.3	If the Directors refuse to register a transfer of a Share they shall within two months after the date on which the instrument of transfer was lodged with the Company send to the proposed transferor and transferee notice of the refusal.

12.4	All instruments of transfer relating to transfers of Certificated Shares which are registered shall be retained by the Company but any instrument of transfer relating to transfers of Shares which the Directors decline to register shall (except in any case of fraud) be returned to the person depositing the same.

12.5	The registration of transfers of Shares or of transfers of any class of Shares may be suspended at such times and for such periods as the Directors may determine except that, in respect of any Shares held in an Uncertificated System, the Register shall not be closed without the consent of the Approved Operator.

12.6	No fee shall be charged by the Company in respect of the registration of any instrument of transfer, probate, letters of administration, certificate of marriage or death, power of attorney or other document relating to or affecting the title to any Share.

12.7	In respect of any allotment of any Share the Directors shall have the same right to decline to approve the registration of any renouncee of any allottee as if the application to allot and the renunciation were a transfer of a Share under these Articles.

12.8	Notwithstanding the foregoing (transfer restrictions), in the case of any Shares that are listed for trading on an EU regulated market or multilateral trading facility and/or admitted for settlement through any Uncertificated System, the Directors will not be permitted to decline to register or recognise any transfer of such Shares if the refusal to register or recognise such ~~tranfer~~transfer would not be permitted by the listing rules of such EU regulated market or multilateral trading facility or Uncertificated System, through which such Shares then trade and settle.

TRANSMISSION OF SHARES
13.1	In the case of the death of a Member the survivor or survivors where the deceased was a joint holder and the executors or administrators of the deceased where he was a sole or only surviving holder shall be the only persons recognised by the Company having any title to his interest in the Shares but nothing in this Article shall release estate of a deceased joint holder from any liability in respect of any Share which had been jointly held by him.
13.2	Any person becoming entitled to a Share in consequence of the death bankruptcy or incapacity of a Member may upon such evidence as to his title being produced as may from time to time be required by the Directors and subject as hereinafter provided elect either to be registered himself as the holder of the Share or to have some person nominated by him registered as the holder thereof.
13.3	If the person so becoming entitled shall elect to be registered himself he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to have another person registered he shall testify his election by an instrument of transfer of the Share in favour of that person. All the limitations restrictions and provisions of these Articles relating to the right to transfer and the registration of transfers of Shares shall be applicable to any such notice or instrument of transfer as aforesaid as if it were an instrument of transfer executed by the Member and the death bankruptcy or incapacity of the Member had not occurred.
13.4	A person becoming entitled to a Share by reason of the death bankruptcy or incapacity of a Member shall be entitled to the same ~~dividends~~Dividends and other advantages to which he would be entitled if he were the holder of the Share except that he shall not before being registered as the holder of the Share be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company provided always that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the Share and if the notice is not complied with within one month such person shall be deemed to have so elected to be registered himself and all the restrictions on the transfer and transmission of Shares contained in these Articles shall apply to such election.
GENERAL MEETINGS
14.1	The Company shall in each calendar year hold a general meeting as its annual meeting. Not more than eighteen months shall elapse between the date of one such general meeting of the Company and that of the next. Annual general meetings shall be held once in each year at such time and place as may be determined by the Directors.
14.2	The above mentioned general meeting shall be called the “Annual General Meeting”. All other general meetings shall be called “Extraordinary General Meetings”.
14.3	The Directors may whenever they think fit and upon a requisition of Members pursuant to the provisions of the Law the Directors shall forthwith proceed to convene an Extraordinary General Meeting for a date not later than two months after the receipt of the requisition. If there are not sufficient Directors to convene the Extraordinary General Meeting any Director or any Member may convene such a meeting.

14.4	At any Extraordinary General Meeting called pursuant to a requisition unless such meeting is called by the Directors no business other than that stated in the requisition as the objects of the meeting shall be transacted.
CLASS MEETINGS
15.1	Save as is provided in this Article and otherwise in these Articles all the provisions of these Articles and of the Law relating to general meetings of the Company and to the proceedings thereat shall apply mutatis mutandis to every class meeting. At any class meeting the holders of Shares of the relevant class shall on a poll have one vote in respect of each Share of that class held by each of them.
NOTICE OF GENERAL MEETINGS
16.1	At least fourteen clear days’ notice shall be given of every general meeting.
16.2	A meeting of the Company shall notwithstanding that it is called by shorter notice than that specified in Article 16.1 hereof be deemed to have been duly called if it is so agreed:
16.2.1	in the case of an Annual General Meeting by all the Members entitled to attend and vote thereat; and

16.2.2	in the case of any other meeting by a majority in number of the Members having a right to attend and vote at the meeting being a majority together holding not less than ninety-five per centum of the voting rights that are capable of exercise at the meeting.
16.3	Every notice shall specify the place the day and the time of the meeting and the general nature of the business to be transacted and in the case of an Annual General Meeting shall specify the meeting as such. ~~Every notice shall also specify the number of votes exercisable by each holder of Special Voting Shares in respect of their holding of such Shares as at the date of the notice.~~
16.4	Subject to the provisions of these Articles and to any restrictions imposed on any Shares notice of every meeting shall be given to all the Members, to all persons entitled to a Share in consequence of the death bankruptcy or incapacity of a Member, to the Directors and the Auditors.
16.5	In every notice calling a meeting of the Company there shall appear with reasonable prominence a statement that a Member entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of him and that a proxy need not also be a Member.
16.6	The accidental omission to give notice of a meeting to or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings at that meeting.
PROCEEDINGS AT GENERAL MEETINGS
17.1	The Directors shall convene and the Company shall hold Annual General Meetings in accordance with the requirements of the Law.

17.2	No business shall be transacted at any general meeting except the adjournment of the meeting unless a quorum of Members is present at the time when the meeting proceeds to business. Such quorum shall consist of not less than two Members present in person but so that not less than two individuals will constitute the quorum provided that if at any time all of the issued Shares in the Company are held by or by a nominee for a holding company such quorum shall consist of the Member present in person.
17.3
17.3.1	The Directors may, for the purpose of facilitating the organisation and administration of any meeting, direct that the meeting shall be held at two or more locations (specifying them). If they do so, they shall also make such arrangements as they shall in their absolute discretion consider appropriate (whether involving the issue of tickets or otherwise) designed (a) to ensure that all Members wishing to attend the meeting can do so at some location; and (b) to ensure that all persons attending the meeting are able to participate in the business of the meeting and to see and hear anyone else addressing the meeting; but (c) to restrict the numbers of Members at any one location to such number as can safely and conveniently be accommodated there. The entitlement of any Member to attend such a meeting shall be subject to any such arrangements then in force and stated by the notice of meeting or adjourned meeting to apply to the meeting.

17.3.2	For the purposes of all other provisions of these Articles any meeting taking place at two or more locations shall be treated as taking place where the chairman of the meeting presides, and as being attended there by all Members who are present there or at one of the other locations.

17.3.3	Under no circumstances will a failure (for any reason) of communication equipment, or any other failure in the arrangements for participation in the meeting at more than one place, affect the validity of such meeting, or any business conducted thereat, or any action taken pursuant thereto.

17.3.4	A person (a “Subsidiary Chairman”) appointed by the Directors shall preside at each location other than where the chairman of the meeting is presiding. Every Subsidiary Chairman shall carry out all requests made of him by the chairman of the meeting, shall keep good order at that location and shall have all powers necessary or desirable for such purposes.
17.4	If within half an hour from the time appointed for the meeting a quorum is not present or if during the meeting a quorum ceases to be present the meeting shall stand adjourned to the same day in the next week at the same time and place or to such other time and place as the Directors shall determine and if at such adjourned meeting a quorum is not present within half-an-hour from the time appointed for the holding of the meeting those Members present in person shall constitute a quorum.
17.5	The chairman (if any) of the Directors shall preside as chairman at every general meeting of the Company or if there is no such chairman or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting or is unwilling to act the Directors shall select one of their number to be chairman of the meeting.

17.6	If at any meeting no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting the Members present shall choose one of their number to be chairman of the meeting.
17.7
17.7.1	With the consent of any meeting at which a quorum is present, the chairman of the meeting may (and if so directed by the meeting shall) adjourn the meeting from time to time or sine die and from place to place. In addition, the chairman may adjourn the meeting to another time and place without such consent (whether or not it has commenced or a quorum is present) if it appears to him that any of the following may be the case:
(i)	it is likely to be impracticable to hold or continue that meeting because of the number of Members wishing to attend who are not present; or

(ii)	the unruly conduct of persons attending the meeting prevents or is likely to prevent the orderly continuation of the business of the meeting; or

(iii)	in light of any new or additional information or circumstances relevant to the matters being considered at the meeting becoming known, an adjournment is necessary or desirable to allow Members an opportunity to assess that information or those circumstances before voting; or

(iv)	an adjournment is otherwise necessary or desirable so that the business of the meeting may be properly conducted, notwithstanding that by reason of such adjournment some Members may be unable to be present at the adjourned meeting. Any such Member may nevertheless appoint a proxy for the adjourned meeting in accordance with Article 18.
17.7.2	Nothing in this Article 17.7 shall limit any other power vested in the chairman to adjourn the meeting.

17.7.3	Whenever a meeting is adjourned for 30 days or more, at least seven clear days’ notice of the adjourned meeting shall be given in any manner in which notice of a meeting may lawfully be given for the time being but otherwise no person shall be entitled to any notice of any adjourned meeting or of the business to be transacted at an adjourned meeting.

17.7.4	No business shall be transacted at any adjourned meeting other than the business which might have been transacted at the meeting from which the adjournment took place.
17.8	At any general meeting all resolutions put to the vote of the meeting shall be decided on a poll.
17.9	The poll shall be taken at such time and in such manner as the chairman directs and the results of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

17.10	In the event of an equality of votes at any general meeting the chairman shall not be entitled to a second or casting vote.

17.11	A resolution in writing (including a Special Resolution but excluding a resolution removing an Auditor) signed by all Members who would be entitled to receive notice of and to attend and vote at a general meeting at which such a resolution would be proposed or by their duly appointed attorneys shall be as valid and effectual as if it had been passed at a general meeting of the Company duly convened and held. Any such resolution may consist of several documents in the like form each signed by one or more of the Members or their attorneys and signature in the case of a corporate body which is a Member shall be sufficient if made by a director or other duly authorised officer thereof or its duly appointed attorney.

17.12	The Directors may, both prior to and during any general meeting, make any arrangements and impose any restrictions which they consider appropriate to ensure the security and/or the orderly conduct of any such general meeting, including, without limitation, arranging for any person attending any such meeting to be searched, for items of personal property which may be taken into any such meeting to be restricted and for any person (whether or not a Member of the Company) who refuses to comply with any such arrangements or restrictions to be refused entry to or excluded from any such meeting.

17.13	The chairman of any general meeting of the Company shall take such action as he thinks fit to promote the orderly conduct of the business of the meeting as laid down in the notice of the meeting, including, without limitation, asking any person or persons (whether or not a Member or Members of the Company) to leave the meeting and, if necessary, having such person or persons excluded from the meeting. The decision of the chairman on matters relating to the orderly conduct of a meeting and on any other matters of procedure or arising incidentally from the business of the meeting shall be final as shall be his determination, acting in good faith, as to whether any matter is of such nature. Nothing in this Article 17.13 shall limit any other power vested in the chairman.

17.14	The Directors may make such arrangements as they shall in their absolute discretion consider to be appropriate for any of the following purposes:
17.14.1	to regulate the level of attendance at any place specified for the holding of a general meeting or any adjournment of such a meeting; or

17.14.2	to ensure the safety of people attending at any such place; or

17.14.3	to facilitate attendance at such meeting or adjournment,
and may from time to time vary any such arrangements or make new arrangements in their place. Such arrangements may include, without prejudice to the generality of the foregoing, the issue of tickets or the use of some random means of selection or otherwise as the Directors shall consider to be appropriate.
17.15	A general meeting shall be duly constituted and its proceedings shall be duly constituted and its proceedings valid if the chairman of the meeting is satisfied that adequate facilities are available throughout the meeting to ensure that Members attending are able to:
17.15.1	participate in the business for which the meeting has been convened;

17.15.2	hear and see all persons who speak (whether by use of microphones, loudspeakers, audio-visual communications equipment or otherwise); and

17.15.3	be heard and seen by all other persons present in the same way.
17.16	If it appears to the chairman of the meeting that the facilities at the meeting place or at the other place or places have become inadequate for the purpose referred to in Article 17.15, then the chairman may, without the consent of the meeting, interrupt or adjourn the meeting. All business conducted at that meeting up to the time of adjournment shall be valid. The provisions of Article 17.7 shall apply to that adjournment.
17.17	If after the sending of notice of a general meeting but before the meeting is held, or after the adjournment of a general meeting but before the adjourned meeting is held (whether or not notice of the adjourned meeting is required), the Directors decide that it is impracticable or unreasonable to hold the meeting on the date or at the time or at the main meeting place specified in the notice calling the meeting, they may postpone the meeting to another date, time and place. When a meeting is postponed, notice of the date, time and place of the postponed meeting shall be posted on the Company’s website. Save for the following provisions, no new notice of the meeting need be sent. The Directors must take reasonable steps to ensure that a Member trying to attend the meeting at the original date, time and place is informed of the new arrangements.
17.18	A proxy appointed in relation to a postponed meeting may, if by means of an instrument, be delivered to the office or to such other place as may be specified by or on behalf of the Company in accordance with Article 18.9 or, if contained in an electronic communication, be received at the address (if any) specified by or on behalf of the Company in accordance with Article 18.9, at any time not less than 48 hours before any postponed time appointed for holding the meeting.
VOTES OF MEMBERS
18.1	Subject to any special rights restrictions or prohibitions as regards voting for the time being attached to any Shares as may be specified in the terms of issue thereof or these Articles every Member present in person or by proxy shall have:
~~18.1.1~~	one vote for each Ordinary ~~Share of which he is a holder;~~

~~18.1.2~~	~~such number of votes for each Special Voting Share of which he is the holder as is equal to the number of votes he would have had if he had converted €50,000 of Bonds also currently held by him into Ordinary Shares in accordance with Condition 5 of the Bonds on the date of the meeting; and~~

~~18.1.3~~	~~no votes for each Deferred~~ Share of which he is a holder.
18.2	In the case of joint holders of any Share such persons shall not have the right of voting individually in respect of such Share but shall elect one of their number to represent them and to vote whether in person or by proxy in their name. In default of such election the person whose name appears first in order in the Register in respect of such Share shall be the only person entitled to vote in respect thereof. Where there are joint Participants in respect of any Share such persons shall not have the right of voting individually in respect of such Share but shall elect one of their number to represent them and to vote whether in person or by proxy in their name. In default of such election the Participant whose interest is first notified to the Company shall alone be entitled to vote.
18.3	A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Island of Jersey or elsewhere) in matters concerning legal incapacity or interdiction may vote by his attorney curator receiver or other person authorised in that behalf appointed by that court and any such attorney curator receiver or other person may vote by proxy. Evidence to the satisfaction of the Directors of the authority of such attorney curator receiver or other person may be required by the Directors prior to any vote being exercised by such attorney curator receiver or other person.
18.4	No Member shall be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of Shares in the Company of which he is holder or one of the joint holders have been paid.
18.5	No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairman of the meeting whose decision shall be final and conclusive.
18.6	On a poll votes may be given either personally or by proxy. On a poll, a Member entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses in the same way.
18.7	The Directors may at the expense of the Company send by post or otherwise to the Members instruments of proxy (with or without provision for their return prepaid) for use at any general meeting or at any separate meeting of the holders of any class of Shares of the Company either in blank or nominating in the alternative any one or more of the Directors or any other persons. If for the purpose of any meeting invitations to appoint as proxy a person or one or more of a number of persons specified in the invitations are issued at the Company’s expense they shall be issued to all (and not to some only) of the Members entitled to be sent a notice of the meeting and to vote thereat by proxy.
18.8	The instrument appointing a proxy shall be in writing in any common form or as approved by the Directors and shall be under the hand of the appointor or of his attorney duly authorised in writing or if the appointor is a corporation either under seal or under the hand of an officer or attorney duly authorised or (where permitted) by such electronic means as the Company may approve from time to time provided always that in the case of Shares registered in the name of an Approved Operator (which for the purposes of this Article 18 in any case includes Euroclear) or an Affiliated Institution (which for the purposes of this Article 18 in any case includes an Admitted Institution (aangesloten instelling) as defined in the WGE), a Participant may submit a written declaration to the Approved Operator or an Affiliated Institution which shall constitute an instruction appointing a proxy from the relevant registered shareholder confirming that the number of Shares mentioned in each written declaration form part of a Collective Deposit (which includes the relevant Book-Entry Deposit) and that the person mentioned in the declaration is a Participant for the mentioned number of Shares in the Collective Deposit and shall be entitled to exercise voting rights as a proxy in respect of such Shares at the relevant general meeting provided further that such Participant shall be entitled to delegate their proxy to a third party by delivering such form of proxy executed in writing or (where permitted) by such electronic means as the Company may approve from time to time. A proxy need not be a Member.
18.9	The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed or a notarially certified copy of that power or authority shall be deposited at the Office or at such other place as is specified for that purpose by the notice convening the meeting not less than forty-eight hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote and an instrument of proxy which is not deposited or delivered in a manner so required shall not be treated as valid.
18.10	Unless the contrary is stated thereon the instrument appointing a proxy shall be as valid as well for any adjournment of the meeting as for the meeting to which it relates.
18.11	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed provided that no notice in writing of such death insanity or revocation shall have been received by the Company at the Office before the commencement of the meeting or adjourned meeting or the taking of the poll at which the proxy is used.
CORPORATE MEMBERS
19.1	Any body corporate which is a Member may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of Members (or of any class of Members) and the person so authorised shall be entitled to exercise on behalf of the body corporate which he represents the same powers as that body corporate could exercise if it were an individual and shall be deemed to represent such body corporate in person.
19.2	Where a person is authorised to represent a body corporate at a general meeting of the Company the Directors or the chairman of the meeting may require him to produce a certified copy of the resolution from which he derives his authority.
DIRECTORS
20.1	The minimum number of Directors shall be two and the maximum number of Directors shall be:
~~20.1.1~~	~~for so long as the Investor Parties have their rights under Article 24.3.1, ten;~~

~~20.1.2~~	~~for so long as the Investor Parties have their rights under Article 24.4, seven; and~~

~~20.1.3~~	~~if the Investor Parties cease to have their rights under either Article 24.3.1 or Article 24.4, six~~ ten.
A majority of Directors shall not be resident or ordinarily resident in a single Fiscally Unacceptable Jurisdiction. At least half of the Directors shall be independent in accordance with, and as defined in, the rules of the New York Stock Exchange.

20.2	A Director need not be a Member but shall nevertheless be entitled to receive notice of and to attend and speak at any general meeting of the Company or at any separate meeting of the holders of any class of Shares in the Company.
ALTERNATE DIRECTORS
21.1	Any Director (other than an alternate Director) may at his sole discretion and at any time and from time to time appoint any other Director or any other person (other than a person disqualified by law from being a director of a company) as an alternate Director to attend and vote in his place at any meetings of Directors at which he is not personally present provided that no person who is resident in a Fiscally Unacceptable Jurisdiction may be appointed or continue to act as an alternate Director unless his appointor is also so resident. Each Director shall be at liberty to appoint under this Article more than one alternate Director provided that only one such alternate Director may at any one time act on behalf of the Director by whom he has been appointed.

21.2	An alternate Director while he holds office as such shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member and to attend and to exercise all the rights and privileges of his appointor at all such meetings at which his appointor is not personally present and generally to perform all the functions of his appointor as a Director in his absence.

21.3	An alternate Director shall ipso facto vacate office if and when his appointment expires or the Director who appointed him ceases to be a Director of the Company or removes the alternate Director from office by notice under his hand served upon the Company.

21.4	An alternate Director shall be entitled to be paid all travelling and other expenses reasonably incurred by him in attending meetings,. The remuneration (if any) of an alternate Director shall be payable out of the remuneration payable to the Director appointing him as may be agreed between them.

21.5	Where a Director acts as an alternate Director for another Director he shall be entitled to vote for such other Director as well as on his own account, but no Director shall at any meeting be entitled to act as alternate Director for more than one Director.

21.6	A Director who is also appointed an alternate Director shall be considered as two Directors for the purpose of making a quorum of Directors when such quorum shall exceed two.
POWERS OF DIRECTORS
22.1	The business of the Company shall be managed by the Directors who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not by the Law or these Articles required to be exercised by the Company in general meeting.

22.2	The Directors’ powers shall be subject to any regulations of these Articles (including the Shareholder Reserved Matters) and to the provisions of the Law and to such regulations (being not inconsistent with the aforesaid regulations or provisions) as may be prescribed by the Company by special resolution in general meeting but no regulations so made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if such regulations had not been made.

22.3	The Directors may by power of attorney mandate or otherwise appoint any person to be the agent of the Company for such purposes and on such conditions as they determine including authority for the agent to delegate all or any of his powers provided that the terms on which any such agent is appointed shall include provisions that the appointee shall exercise any powers conferred upon him by these Articles outside the Fiscally Unacceptable Jurisdictions and in particular meetings at which such powers are exercised shall be held outside the Fiscally Unacceptable Jurisdictions and any decisions taken and directions given by him shall be taken and given outside the Fiscally Unacceptable Jurisdictions.

22.4	The power and authority to represent the Company in all transactions relating to real and personal property and all other legal or judicial transactions acts and matters before all courts of law shall be vested in the Directors.

22.5	Subject as provided in this Article, the Directors may exercise all the powers of the Company to invest all or any funds of the Company in any Investments in accordance with the investment policies and subject to the restrictions set out in the Prospectus PROVIDED THAT no change shall be made to the investment policy and restrictions set forth in the Prospectus without the sanction of an Ordinary Resolution of the holders of Shares, but such sanction shall not be required if such variation or rescission is to correct a manifest error or is necessary to make possible compliance with fiscal or other statutory or official requirements, actual or proposed.

22.6	Subject as hereinafter provided, the Directors may exercise all the powers of the Company to borrow money and hypothecate, mortgage, charge, create a security interest over or pledge its undertaking, property, uncalled capital and its assets or any part thereof, and to issue debentures, debenture stock or other ~~securities~~Securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

22.7	Borrowings of the Company shall be restricted so as to ensure that amounts outstanding from time to time do not exceed an amount equal to 60 per cent. of the market value of the Company’s properties and the properties held by any of its subsidiaries as established by an independent valuation.

22.8	No person dealing with the Company shall by reason of the foregoing provisions be concerned to see or enquire whether the limit specified in the Articles is observed, and no debt incurred or security given in excess of such limit shall be invalid or ineffectual unless the lender or the recipient of the security had, at the time when the debt was incurred or security given, express notice that the limit hereby imposed had been or would thereby be exceeded.
DELEGATION OF DIRECTORS’ POWERS
23.1	The Directors may delegate any of their powers to committees consisting of such Director or Directors or such other persons as they think fit. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

23.2	The meetings and proceedings of any such committee consisting of two or more persons shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Directors so far as the same are applicable and are not superseded by any regulations made by the Directors under this Article.
APPOINTMENT OF DIRECTORS
24.1	The first Directors of the Company shall be appointed in writing by the subscribers to the Memorandum of Association or by the majority of them. Any Director so appointed shall hold office until he resigns or is disqualified in accordance with the provisions of these Articles. No person shall be appointed to be a Director if it would cause or permit a majority of Directors to be resident in any one Fiscally Unacceptable Jurisdiction.

24.2	~~The~~Subject to the Director Appointment and Removal Rights, the Directors shall have power at any time and from time to time to appoint any person to be a Director ~~(other than, for so long as the Investor Parties have their rights under Article 24.3.1 or 24.4, as one of the Directors to be appointed by the Investor Parties pursuant to those Articles (and who, for the avoidance of doubt, may only be appointed in accordance with the provisions of those Articles))~~ either to fill a casual vacancy or as an addition to the existing Directors in accordance with the provisions of these Articles, provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with these Articles as the maximum number of Directors. Any Director appointed in accordance with these Articles shall hold office until he resigns or is disqualified or removed in accordance with the provisions of these Articles.

~~24.3~~	~~For so long as the Investor Parties (or any of them) and/or their Associates hold, in aggregate, a Total Investment of more than €300,000.000 they may:~~

24.3	~~24.3.1~~  For so long as the Investor Parties (or any of them) and/or their Associates hold, in aggregate, at least 80,000,000 Shares (whether legally or beneficially, directly or indirectly), they may appoint up to four persons as Directors (to be chosen in the absolute discretion of the Investor Parties) and remove any such persons from their office as a Director;.

24.4	For so long as the Investor Parties (or any of them) and/or their Associates hold (whether legally or beneficially, directly or indirectly), in aggregate, 60,000,000 or more Shares but less than 80,000,000 Shares, they may appoint up to three persons as Directors (to be chosen in the absolute discretion of the Investor Parties) and remove any such persons from their office as a Director.

24.5	For so long as the Investor Parties (or any of them) and/or their Associates hold (whether legally or beneficially, directly or indirectly), in aggregate, 40,000,000 or more Shares but less than 60,000,000 Shares, they may appoint up to two persons as Directors (to be chosen in the absolute discretion of the Investor Parties) and remove any such persons from their office as a Director.

24.6	For so long as the Investor Parties (or any of them) and/or their Associates hold (whether legally or beneficially, directly or indirectly), in aggregate, 20,000,000 or more Shares but less than 40,000,000 Shares, they may appoint one person as a Director (to be chosen in the absolute discretion of the Investor Parties) and remove any such person from office as a Director.

24.7	Subject at all times to the provisions of Article 20.1, the Company may by Ordinary Resolution:

24.7.1	subject to Article 25.5, appoint any person as a Director (other than, for so long as the Investor Parties have the Director Appointment and Removal Rights) as one of the Directors to be appointed by the Investor Parties pursuant to the then applicable one of those Articles (and who, for the avoidance of doubt, may only be appointed in accordance with the provisions of the then applicable one of those Articles));

24.7.2	remove any person from office as a Director (other than, for so long as the Investor Parties have the Director Appointment and Removal Rights) any of the Directors appointed by the Investor Parties pursuant to the then applicable one of those Articles (and who, for the avoidance of doubt, for so long as the Investor Parties have the Director Appointment and Removal Rights) may only be removed in accordance with the provisions of the then applicable one of those Articles and Article 25.1)), provided that if the Investor Parties cease to have their rights under the Director Appointment and Removal Rights, any Director appointed pursuant to those Articles may only be removed by the Company at the next Annual General Meeting of the Company following the date on which the Investor Parties ceased to have the relevant rights if at the time of the meeting of the Directors to convene the Annual General Meeting, the Investor Parties continue not to have the relevant rights.

24.8	For so long as the Investor Parties (or any of them) and/or their Associates hold (whether legally or beneficially, directly or indirectly), in aggregate at least 55,000,000 Shares, the Investor Parties may:

24.8.1	~~24.3.2~~ elect from the Directors, and remove, a chairman of the board of Directors and determine the period for which the chairman is to hold office; and

24.8.2	~~24.3.3~~ appoint and remove a majority of the members of any nomination committee constituted by the Directors.
~~24.4~~	~~For so long as the Investor Parties (or any of them) and/or their Associates hold, in aggregate, a Total Investment of between €200,000,000 and €300,000,000 they may appoint one person as a Director and remove any such person from office as a Director.~~

~~24.5~~	~~Subject at all times to the provisions of Article 20.1, the Company may by Ordinary Resolution:~~
~~24.5.1~~	~~subject to Article 25.5, appoint any person as a Director (other than, for so long as the Investor Parties have their rights under Article 24.3.1 or 24.4, as one of the Directors to be appointed by the Investor Parties pursuant to the then applicable one of those Articles (and who, for the avoidance of doubt, may only be appointed in accordance with the provisions of the then applicable one of those Articles));~~

~~24.5.2~~	~~remove any person from office as a Director (other than, for so long as the Investor Parties have their rights under Articles 24.3.1 or 24.4, any of the Directors appointed by the Investor Parties pursuant to the then applicable one of those Articles (and who, for the avoidance of doubt, for so long as the Investor Parties have their rights under Articles 24.3.1 or 24.4, may only be~~

~~removed in accordance with the provisions of the then applicable one of those Articles and Article 25.1)), and~~
24.9	~~if~~If the Investor Parties cease to have their rights under Article ~~24.3.3,~~24.8.2, the Directors may remove any member of any nominations committee that was appointed pursuant to that Article.

24.10	~~24.6~~ The Company shall keep or cause to be kept a register of particulars with regard to its Directors in the manner required by the Law.
RESIGNATION, DISQUALIFICATION AND REMOVAL OF DIRECTORS
25.1	The office of a Director shall be vacated if the Director:
25.1.1	resigns his office by notice to the Company; or

25.1.2	ceases to be a Director by virtue of any provision of the Law or he becomes prohibited or disqualified by law from being a Director; or

25.1.3	becomes bankrupt or makes any arrangement or composition with his creditors generally; or

25.1.4	becomes of unsound mind; or

25.1.5	subsequent to his appointment he becomes resident in a Fiscally Unacceptable Jurisdiction and but for the provisions of this Article 25.1.5 hereof a majority of Directors would have been resident in a single Fiscally Unacceptable Jurisdiction; or

25.1.6	is removed from office by the Directors under Article 25.7; or

25.1.7	is removed from office by the Investor Parties under ~~Article 24.3 or 24.4 hereof~~the Director Appointment and Removal Rights ; or

25.1.8	is removed from office by Ordinary Resolution passed pursuant to Article ~~24.5.2~~24.7.2 hereof.
25.2	Each Director shall retire at each Annual General Meeting. A Director (other than a Director appointed by the Investor Parties under ~~Article 24.3.1 or 24.4~~the Director Appointment and Removal Rights) who retires at any Annual General Meeting shall be eligible for election or re-election unless the Directors otherwise determine. A Director appointed pursuant to ~~Article 24.3.1 or 24.4~~the Director Appointment and Removal Rights and who retires at any Annual General Meeting shall be eligible for re-election unless the Investor Parties otherwise determine., provided that at the date of the Annual General Meeting the Investor Parties have the sufficient appointment rights pursuant to the Director Appointment and Removal Rights to re-appoint each of their appointed Directors. If, since the last Annual General Meeting, the Investor Parties have lost some or all of their rights under the Director Appointment and Removal Rights, such that on the relevant date of the meeting of the directors to convene the Annual General Meeting the Investor Parties have insufficient rights to re-appoint each of the Directors previously appointed by them. For each Director for which the Investor Parties have insufficient appointment rights, the Directors shall determine whether such Director shall be eligible for re-election.

25.3	The Company at the meeting at which a Director retires under Article 25.2 may by Ordinary Resolution fill the office being vacated by electing thereto the retiring

Director (if eligible for re-election) or some other person eligible for election. In the absence of such a resolution the retiring Director shall nevertheless be deemed to have been re-elected except in any of the following cases:
25.3.1	where at such meeting a resolution for the re-election of such Director is put to the meeting and lost, or it is expressly resolved not to fill the office being vacated; or

25.3.2	where such Director is ineligible for re-election or has given notice in writing to the Company that he is unwilling to be re-elected.
25.4	The retirement shall not have effect until the conclusion of the meeting except where a resolution is passed to elect some other person in the place of the retiring Director or a resolution for his re-election is put to the meeting and lost and accordingly a retiring Director who is re-elected or deemed to have been re-elected will continue in office without a break.

25.5	No person other than a Director retiring at a meeting shall, unless recommended by the Directors for election, be eligible for election as a Director at that meeting unless not less than seven nor more than 42 days (inclusive of the date on which the notice is given) before the date appointed for the meeting there shall have been lodged at the Office notice in writing signed by some Member (other than the person to be proposed) duly qualified to attend and vote at the meeting for which such notice is given of his intention to propose such person for election and also notice in writing signed by the person to be proposed of his willingness to be elected.

25.6	Articles 25.3, 25.4 and 25.5 shall not apply in respect of a Director appointed pursuant to the provisions of ~~Articles 24.3 or 24.4.~~the Director Appointment and Removal Rights.

~~25.7~~	~~The Directors (excluding for these purposes any Directors proposed to be removed under this Article 25.7) may remove from office as a Director:~~
~~25.7.1~~	~~three of the Directors appointed pursuant to the provisions of Article 24.3.1 where the Investor Parties cease to have their rights under that Article; and~~

~~25.7.2~~	~~one Director appointed by the Investor Parties pursuant to the provisions of Article 24.4 where the Investor Parties cease to have their rights under that Article.~~
REMUNERATION AND EXPENSES OF DIRECTORS
26.1	Each of the Directors shall be paid a fee for his services. The board of Directors can decide on the amount, timing and manner of payment of Director’s fees, but the total of the fees paid to all Directors (excluding amounts paid as expenses under Article 26.2) must not exceed
26.1.1	€2,000,000 per annum; or

26.1.2	any higher sum decided on by an Ordinary Resolution.
This remuneration shall accrue from day to day.

26.2	The Directors can award special pay to any Director who:

26.2.1	holds any executive post;

26.2.2	acts as chairman or deputy chairman;

26.2.3	serves on any committee of the Directors or;

26.2.4	performs any other services which the Directors consider to extend beyond the ordinary duties of a Director.
Special pay can take the form of salary, commission or other benefits or can be paid in some other way. This is decided on by the Directors. Such special pay can either be in addition to or instead of other fees, expenses or other benefits that the Director may be entitled to receive.

26.3	The Directors shall be paid out of the funds of the Company their travelling hotel and other expenses properly and necessarily incurred by them in connection with their attendance at meetings of the Directors or Members or otherwise in connection with the discharge of their duties.
EXECUTIVE DIRECTORS
27.1	The Directors may from time to time appoint one or more of their number to the office of managing director or to any other executive office under the Company on such terms and for such periods as they may determine provided that no such appointment carrying executive powers shall be held by a Director at any time where he is or is deemed to for the purposes of taxation to be a resident of a Fiscally Unacceptable Jurisdiction.

27.2	Every Managing Director or other Director holding executive office shall be liable to be dismissed or removed from his position by the Directors and another person may be appointed in his place. The Directors may, however, enter into an agreement with any person who is or is about to be appointed as Managing Director or to any executive office with regard to the length and terms of his employment, but so that the remedy of any such person for any breach of such agreement shall be in damages only and he shall have no right or claim to continue in such office contrary to the will of the Directors or of the Company in general meeting.

27.3	The Directors may entrust to and confer upon a Director residing outside the Fiscally Unacceptable Jurisdictions and holding any executive office any of the powers exercisable by the Directors upon such terms and conditions and with such restrictions as they think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke withdraw alter or vary all or any of such powers and all powers of a Director holding executive office shall be exercised outside the Fiscally Unacceptable Jurisdictions and in particular any decisions taken and directions given by him shall be taken and given outside the Fiscally Unacceptable Jurisdictions.
TRANSACTIONS WITH DIRECTORS
28.1	Subject to the provisions of the Law a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to tenure of office remuneration and otherwise as the Directors may determine.

28.2	Subject to the provisions of the Law and provided that he has disclosed to the Directors the nature and extent of any of his material interests a Director notwithstanding his office:
28.2.1	may be a party to or otherwise interested in any transaction or arrangement with the Company or in which the Company is otherwise interested; and

28.2.2	may be a director or other officer of or employed by or a party to any transaction or arrangement with or otherwise interested in any body corporate promoted by the Company or in which the Company is otherwise interested; and

28.2.3	shall not by reason of his office be accountable to the Company for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit; and

28.2.4	may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.
28.3	For the purposes of Article 28.2 hereof:
28.3.1	a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified; and

28.3.2	an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of that Director.
PROCEEDINGS OF DIRECTORS
29.1	The Directors may meet together for the despatch of business adjourn and otherwise regulate their meetings as they think fit. No meetings shall be held in a Fiscally Unacceptable Jurisdiction and any decision reached or resolution passed by the Directors at any meeting which is held in a Fiscally Unacceptable Jurisdiction shall be invalid and of no effect.

29.2	A Director may at any time and the Secretary at the request of a Director shall summon a meeting of the Directors by giving to each Director and alternate Director not less than twenty-four hours’ notice of the meeting provided that any meeting may be convened at shorter notice and in such manner as each Director or his alternate Director shall approve provided further that unless otherwise resolved by the Directors notices of Directors’ meetings need not be in writing.

29.3	Questions arising at any meeting shall be determined by a majority of votes.

29.4	In the case of an equality of votes the chairman shall not have a second or casting vote.

29.5	A Director who is also an alternate Director shall be entitled to a separate vote for each Director for whom he acts as alternate in addition to his own vote.

29.6	Subject to Article 29.15, a meeting of the Directors at which a quorum is present shall be competent to exercise all powers and discretions for the time being exercisable by the Directors. The quorum necessary for the transaction of the business of the Directors shall be two (provided that at least one such Director is a Director appointed by the Investor Parties pursuant to ~~Articles 24.3 or 24.4~~ the Director Appointment and Removal Rights where there is such an appointee in office) but so that if a majority of the Directors present are resident in a single Fiscally Unacceptable Jurisdiction the Directors present irrespective, of their number shall not constitute a quorum for any purpose except that specified in Article 29.10 hereof. For the purposes of this Article and subject to the provisions of Article 29.7 hereof an alternate Director shall be counted in a quorum but so that not less than two individuals will constitute the quorum.

29.7	A Director notwithstanding his interest may be counted in the quorum present at any meeting at which he is appointed to hold any office or place of profit under the Company or at which the terms of his appointment are arranged but he may not vote on his own appointment or the terms thereof.

29.8	A Director notwithstanding his interest may be counted in the quorum present at any meeting at which any contract or arrangement in which he is interested is considered and subject to the provisions of Article ~~28~~29 hereof he may vote in respect of any such contract or arrangement.

29.9	If a Director is by any means in communication with one or more other Directors so that each Director participating in the communication can hear what is said by any other of them each Director so participating in the communication is deemed to be present at a meeting with the other Directors so participating notwithstanding that all the Directors so participating are not present together in the same place. In the event that all Directors are not present in the same place the chairman shall determine where the meeting is deemed to take place. No resolution passed at any such meeting shall be valid if a majority of Directors participating in the communication are in a single Fiscally Unacceptable Jurisdiction at the same time.

29.10	The continuing Directors or a sole continuing Director may act notwithstanding any vacancies in their number but if the number of Directors is less than the number fixed as the quorum or if a majority or the Directors are resident in a single Fiscally Unacceptable Jurisdiction the continuing Directors or Director may act only for the purpose of filling vacancies or of calling a general meeting of the company. If there are no Directors or no Director is able or willing to act then any Member or the Secretary may summon a general meeting for the purpose of appointing Directors.

29.11	Subject to Article ~~24.3.2,~~24.8.1, the Directors may from time to time elect from their number, and remove, a deputy chairman and/or vice-chairman of the board of Directors and determine the period for which they are to hold office. For so long as the Investor Parties (or any of them) do not hold (whether legally or beneficially, directly or indirectly), in aggregate, ~~a Total Investment of~~ at least ~~€300,000,000,~~55,000,000 Shares, the Directors may also from time to time remove any chairman appointed pursuant to Article ~~24.3.2,~~24.8.1, elect from their number, and remove, a chairman of the board of Directors and determine the period for which he is to hold office.

29.12	The chairman, or in his absence the deputy chairman, or in his absence the vice- chairman, shall preside at all meetings of the Directors but if no such chairman, deputy chairman or vice-chairman be elected or if at any meeting the chairman, deputy chairman or vice-chairman be not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be the chairman of the meeting.

29.13	A resolution in writing signed by all the Directors entitled to receive notice of a meeting of Directors or of a committee of Directors shall be valid and effectual as if it had been passed at a meeting of the Directors or of a committee of Directors duly convened and held outside the Fiscally Unacceptable Jurisdictions and may consist of several documents in like form each signed by one or more Directors but a resolution signed by an alternate Director need not also be signed by his appointor and if it is signed by a Director who has appointed an alternate Director it need not be signed by the alternate Director in that capacity. No resolution in writing shall be valid if a majority of those signing it sign it within any one Fiscally Unacceptable Jurisdiction.

29.14	All acts done bona fide by any meeting of Directors or of a committee appointed by the Directors or by any person acting as a Director shall notwithstanding that it is afterwards discovered that there was some defect in the appointment of any such Director or committee or person acting as aforesaid or that they or any of them were disqualified or had vacated office or were not entitled to vote be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director or a member of a committee appointed by the Directors and had been entitled to vote.

29.15	A Director appointed by an Investor Party pursuant to ~~Articles 24.3 or 24.4~~the Director Appointment and Removal Rights shall not be entitled to vote at a meeting of the Directors on a resolution to approve:
29.15.1	a transaction (other than a transaction of a revenue nature in the ordinary course of business) between the Company and the Investor Party who has so appointed him;

29.15.2	an arrangement pursuant to which the Company and such Investor Party each invests in, or provides finance to, another undertaking or asset; or

29.15.3	any other similar transaction or arrangement (other than a transaction of a revenue nature in the ordinary course of business) between the Company and any other person the purpose and effect of which is to benefit such Investor Party, and, notwithstanding the proviso in Article 29.6, the quorum necessary to approve such a resolution shall be two Directors.
MINUTE BOOK
30.1	The Directors shall cause all resolutions in writing passed in accordance with these Articles and minutes of proceedings at all general meetings of the Company or of the holders of any class of Shares and of the Directors and of committees appointed by the Directors to be entered in books kept for the purpose.

30.2	Any minutes of a meeting purporting to be signed by the chairman of the meeting at which the proceedings were had or by the chairman of the next meeting shall be conclusive evidence of the proceedings.
SECRETARY
31.1	Subject to the provisions of the Law, the Secretary shall be appointed by the Directors for such term at such remuneration and upon such conditions as they may think fit and any Secretary so appointed may be removed by the Directors.

31.2	Anything required or authorised to be done by or to the Secretary may if the office is vacant or there is for any other reason no secretary capable of acting be done by or to any assistant or deputy secretary or if there is no assistant or deputy secretary capable of acting by or to any officer of the Company authorised generally or specially in that behalf by the Directors provided that any provisions of these Articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as or in place of the Secretary.

31.3	The Company shall keep or cause to be kept at the Office a register of particulars with regard to its Secretary in the manner required by the Law.
THE SEAL
32.1	The Company shall have a common seal and may in accordance with the Law have an official seal for use outside of the Island and an official seal for sealing ~~securities~~Securities issued by the Company or for sealing documents creating or evidencing ~~securities~~Securities so issued.

32.2	The Directors shall provide for the safe custody of all seals and no seal shall be used except by the authority of a resolution of the Directors or of a committee of the Directors authorised in that behalf by the Directors.

32.3	The Directors may from time to time make such regulations as they think fit determining the persons and the number of such persons who shall sign every instrument to which a seal is affixed and until otherwise so determined every such instrument shall be signed by one Director and shall be countersigned by the Secretary or by a second Director.

32.4	The Company may in writing under its common seal authorise an agent appointed for the purpose to affix any official seal to a document to which the Company is a party.
AUTHENTICATION OF DOCUMENTS
33.1	Any Director or the Secretary or any person appointed by the Directors for the purpose shall have power to authenticate any documents affecting the constitution of the Company (including the Memorandum of Association and these Articles) and any resolutions passed by the Company or the Directors and any books records documents and accounts relating to the business of the Company and to certify copies thereof or extracts therefrom as true copies or extracts and where books records documents or accounts are elsewhere than at the Office the local manager or other officer or the company having the custody thereof shall be deemed to be a person appointed by the Directors as aforesaid.

DIVIDENDS
~~The Special Voting Shares and the Deferred Shares shall not confer on the holders thereof any right to receive dividends.~~Subject to the provisions of the Law the Company may by Ordinary Resolution declare ~~dividends~~Dividends in accordance with the respective rights of the Members but no ~~dividend~~Dividend shall exceed the amount recommended by the Directors.

34.2	~~34.3~~ Subject to the provisions of the Law the Directors may if they think fit from time to time pay to the Members such interim ~~dividends~~Dividends as appear to the Directors to be justified by the ~~profits~~financial resources of the Company available for distribution under the Law.

34.3	~~34.4~~ If at any time the share capital of the Company is divided into different classes the Directors may pay such interim ~~dividends~~Dividends in respect of those Shares in the capital of the Company which confer on the holders thereof deferred or non-preferred rights as well as in respect of those Shares which confer on the holders thereof preferential rights with regard to ~~dividend~~Dividend.

34.4	~~34.5~~ The Directors may also pay half-yearly or at other suitable intervals to be settled by them any ~~dividend~~Dividend which may be payable at a fixed rate if they are of the opinion that the ~~profits~~financial resources of the Company available for distribution under the Law justify the payment.

34.5	~~34.6~~ Provided the Directors act bona fide they shall not incur any personal liability to the holders of Shares conferring a preference for any damage that they may suffer by reason of the payment of an interim ~~dividend~~Dividend on any Shares having deferred or non- preferred rights.

34.6	~~34.7~~ Subject to any particular rights or limitations as to ~~dividend~~Dividend for the time being attached to any Shares as may be specified in these Articles or upon which such Shares may be issued ~~(including without limitation the provisions of Article 34.1) all dividends~~all Dividends shall be declared apportioned and paid pro rata according to the amounts paid up on the Shares on which the ~~dividend~~Dividend is paid (otherwise than in advance of calls).

34.7	~~34.8~~ All ~~dividends~~Dividends shall be apportioned and paid proportionately to the amounts paid up on the Shares during any portion or portions of the period in respect of which the ~~dividend~~Dividend is paid provided that if any Share is issued on terms providing that it shall rank for ~~dividend~~Dividend as if paid up (in whole or in part) or as from a particular date (either past or future) such Share shall rank for ~~dividend~~Dividend accordingly.

34.8	~~34.9~~ The Directors may before recommending any ~~dividend~~Dividend set aside out of the ~~profits~~financial resources of the Company available for distribution under the Law such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors be applicable for any purpose to which ~~the profits of the Company~~they may be properly applied under the Law and pending such application may at the like discretion be employed in the business of the Company or be invested in such investments as the Directors may from time to think fit.

34.9	~~34.10~~ The Directors may carry forward to the account of the succeeding year or years any balance of profit which they do not think fit either to divide or to place to reserve.

34.10	~~34.11~~ A general meeting declaring a ~~dividend~~Dividend may upon the recommendation of the Directors direct that payment of such ~~dividend~~Dividend shall be satisfied wholly or in part by the distribution of specific assets and in particular of paid-up Shares or debentures of any other company and the Directors shall give effect to such resolution and where any difficulty arises in regard to the distribution the Directors may settle the same as they think expedient and in particular may issue ~~certificates~~Certificates representing part of a shareholding or fractions of Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payment shall be made to any Members on the basis of the value so fixed in order to adjust the rights of Members and may vest any specific assets in trustees upon trust for the persons entitled to the ~~dividend~~Dividend as may seem expedient to the Directors and generally may make such arrangements for the allotment acceptance and sale of such specific assets or ~~certificates~~Certificates representing part of a shareholding or fractions of Shares or any part thereof and otherwise as they think fit.

34.11	~~34.12~~ Any resolution declaring a ~~dividend~~Dividend on the Shares of any class whether a resolution of the Company in general meeting or a resolution of the Directors or any resolution of the Directors for the payment of a fixed ~~dividend~~Dividend on a date prescribed for the payment thereof may specify that the same shall be payable to the persons registered as the holders of Shares of the class concerned at the close of business on a particular date notwithstanding that it may be a date prior to that on which the resolution is passed (or as the case may be that prescribed for payment of a fixed ~~dividend~~Dividend) and thereupon the ~~dividend~~Dividend shall be payable to them in accordance with their respective holdings so registered but without prejudice to the rights inter se in respect of such ~~dividend~~Dividend of transferors and transferees of any Shares of the relevant class.

34.12	~~34.13~~ The Directors may deduct from any ~~dividend~~Dividend or other monies payable to any Member on or in respect of a Share all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in relation to the Shares of the Company.

34.13	~~34.14~~ Any ~~dividend~~Dividend or other monies payable in respect of a Share may be paid by a cheque or warrant sent through the post to the registered address of the Member or person entitled thereto and in the case of joint holders to any one of such joint holders or to such person and to such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to such other person as the holder or joint holders may in writing direct and payment of the cheque or warrant shall be a good discharge to the Company. Every such cheque or warrant shall be sent at the risk of the person entitled to the money represented thereby.

34.14	~~34.15~~ All unclaimed ~~dividends~~Dividends may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. No ~~dividend~~Dividend shall bear interest as against the Company.

34.15	~~34.16~~ Any ~~dividend~~Dividend which has remained unclaimed for a period of ten years from the date of declaration thereof shall if the Directors so resolve be forfeited and cease to remain owing by the Company and shall thenceforth belong to the Company absolutely.

CAPITALISATION OF PROFITS
The Directors may with the authority of an Ordinary Resolution of the Company:
35.1	subject as hereinafter provided resolve that it is desirable to capitalise ~~any undistributed profits of the Company (including profits carried and standing to any reserve or reserves)~~an amount to the Members, by means of a transfer to the stated capital account maintained in accordance with the Law for any class of issued shares of the Company of the amount resolved to be capitalised from a profit or loss account or from any capital or revenue reserve not required for paying any fixed ~~dividends~~Dividends on any Shares entitled to fixed preferential ~~dividends~~Dividends with or with or without further participation in profits or any sum carried to reserve as a result of the sale or revaluation of the assets of the Company (other than goodwill) or any part thereof ~~or subject as hereinafter provided any sum standing to the credit of the Company’s share premium account or capital redemption reserve fund;~~

35.2	appropriate the ~~profits or~~ sum resolved to be capitalised to the Members in the proportion in which such ~~profits or~~ sum would have been divisible amongst them had the same been applicable and had been applied in paying ~~dividends~~Dividends and to apply such ~~profits or~~ sum on their behalf either in or towards paying up any amount for the time being unpaid on any Shares held by such Members respectively or in paying up in full ~~either at par or at such premium as the said resolution may provide~~ any unissued Shares, or debentures of the Company such Shares or debentures to be allotted and distributed credited as fully paid up to and amongst such Members in the proportions aforesaid or partly in one way and partly in the other ~~provided that the share premium account and the capital redemption reserve fund and any unrealised profits may for the purposes of this article only be applied in the paying up of unissued Shares to be allotted to Members credited as fully paid up;~~

35.3	make all appropriations and applications of the ~~profits or~~  sum resolved to be capitalised thereby and all allotments and issues of fully paid Shares or debentures if any and generally shall do all acts and things required to give effect thereto with full power to the Directors to make such provision by the issue of ~~certificates~~Certificates representing part of a shareholding or fractions of Shares or by payments in cash or otherwise as they think fit in the case of Shares or debentures becoming distributable in fractions; and

35.4	authorise any person to enter on behalf of all the Members entitled to the benefit of such appropriations and applications into an agreement with the Company providing for the allotment to them respectively credited as fully paid up of any further Shares or debentures to which they may be entitled upon such capitalisation and any agreement made under such authority shall be effective and binding on all such Members.
ACCOUNTS AND AUDIT
36.1	The Company shall keep accounting records which are sufficient to show and explain the Company’s transactions and are such as to:
36.1.1	disclose with reasonable accuracy at any time the financial position of the Company at that time; and

36.1.2	enable the Directors to ensure that any accounts prepared by the Company comply with requirements of the Law.

36.2	The Directors shall prepare accounts of the Company made up to such date in each year as the Directors shall from time to time determine in accordance with and subject to the provisions of the Law.

36.3	No Member shall (as such) have any right to inspect any accounting records or other book or document of the Company except as conferred by these Articles, the Law or authorised by the Directors or by Ordinary Resolution of the Company.

36.4	The Directors shall deliver to the Registrar of Companies a copy of the accounts of the Company signed on behalf of the Directors by one of them together with a copy of the report thereon by the Auditors in accordance with the Law.

36.5	The Directors or the Company by Ordinary Resolution shall appoint Auditors for any period or periods to examine the accounts of the Company and to report thereon in accordance with the Law and the Funds Law.

36.6	A copy of each financial statement of the Company prepared in accordance with this Article and of all the documents annexed to the financial statements, including the reports of the Directors and the Auditors and the revenue accounts and balance sheets shall at least twenty one days before the Annual General Meeting, be served on each of the Members, in the manner in which notices are directed to be served under these Articles, and on the Auditors.
NOTICES
37.1	Any notice to be given to or by any person pursuant to these Articles shall be in writing except that a notice calling a meeting of the Directors need not be in writing.

37.2	In the case of joint holders of a Share all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding and notice so given shall be sufficient notice to all the joint holders.

37.3	A notice may be given to any Member either personally or by sending it by post to him at his registered address or if he desires that notices shall be sent to some other address or person to the address or person nominated for such purpose or by means of a relevant Uncertificated System or, where appropriate, sending it using electronic communications to an address notified by the Member concerned to the Company for that purpose and by publication on the Company’s website and on the electronic information system of a Stock Exchange where Shares or other ~~securities~~Securities of the Company are listed. Where a notice is sent by post service of the notice shall be deemed to be effected by properly addressing prepaying and posting a letter containing the notice and to have been effected one clear day after the day it was posted.

37.4	Any Member present in person at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and where requisite of the purposes for which such meeting was convened.

37.5	A notice may be given by the Company to the persons entitled to a Share in consequence of the death bankruptcy or incapacity of a Member by sending or delivering it in any manner authorised by these Articles for the giving of notice to a Member addressed to them by name or by the title of representatives of the deceased or trustee of the bankrupt of curator of the Member or by any like description at the address if any supplied for that purpose by the persons claiming to be so entitled. Until such an address has been supplied a notice may be given in any manner in which it might have been given if the death or incapacity had not occurred. If more than one person would be entitled to receive a notice in consequence of the death bankruptcy or incapacity of a Member notice given to any one of such persons shall be sufficient notice to all such persons.

37.6	Notwithstanding any of the provisions of these Articles any notice to be given by the Company to a Director or to a Member may be given in any manner agreed in advance by any such Director or Member.
WINDING UP
~~The Special Voting Shares and the Deferred Shares shall have no right to participate in the assets of the Company on a winding up of the Company.~~Subject to any particular rights or obligations for the time being attached to any Shares as may be specified in these Articles or upon which such Shares may be issued ~~(including without limitation the provisions of Article 38.1)~~ if the Company is wound up the assets available for distribution among the Members shall be applied first in repaying to the Members the amount paid up on their Shares respectively and if such assets shall be more than sufficient to repay to the Members the whole amount paid up on their Shares the balance shall be distributed among the Members in proportion to the amount which at the time of the commencement of the winding up had been actually paid up on their said Shares respectively.

38.2	~~38.3~~ If the Company is wound up the Company may with the sanction of a Special Resolution and any other sanction required by the Law divide the whole or any part of the assets of the Company among the Members in specie and the liquidator or where there is no liquidator the Directors may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members and with the like sanction vest the whole or any part of the assets in trustees upon such trusts for the benefit of the Members as the liquidator or the Directors (as the case may be) with the like sanction determine but no Member shall be compelled to accept any assets upon which there is a liability.
INDEMNITY
39.1	In so far as the Law allows every present or former officer of the Company shall be indemnified out of the assets of the Company against any loss or liability incurred by him by reason of being or having been such an officer.

39.2	The Directors may without sanction of the Company in general meeting authorise the purchase or maintenance by the Company for any officer or former officer of the Company or any such insurance as is permitted by the Law in respect of the any liability which would otherwise attach to such officer or former officer.
DESTRUCTION OF DOCUMENTS
40.1	The Company may destroy:-

(a)	any share certificate which has been cancelled at any time after the expiry of one year from the date of such cancellation;

(b)	any ~~dividend~~Dividend mandate or any variation or cancellation thereof or any notification of changes of name or address at any time after the expiry of three years from the date such mandate, variation, cancellation or notification was recorded by the Company;

(c)	any instrument of transfer of Shares which has been registered at any time after the expiry of ten years from the date of registration thereof; and

(d)	any other document on the basis of which an entry in the Register is made at any time after the expiry of ten years from the date an entry in the Register was first made in respect of it;

and it shall conclusively be presumed in favour of the Company that every share certificate so destroyed was a valid and effective certificate duly and properly cancelled and that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every other document hereinbefore mentioned so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company PROVIDED ALWAYS that:-
(i)	the foregoing provisions of this Article shall apply only to the destruction of a document in good faith and without express notice to the Company that the preservation of such document was relevant to a claim;

(ii)	nothing contained in this Article shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any case where the conditions of proviso (i) above are not fulfilled; and

(iii)	references in this Article to the destruction of any document includes references to its disposal in any manner.
DISCLOSURE OF INTERESTS IN SHARES
41.1	Notwithstanding the provisions of the Law, the provisions of Chapter 5 of the Disclosure and Transparency Rules which relate to the requirement of persons to disclose their interests in Shares, shall apply to the Company as if its Home State (as defined in such rules) was the United Kingdom and such rules shall be deemed to be incorporated into these Articles and shall bind the Company and the holders of Shares.

41.2	Notwithstanding the provisions of the Law, the provisions of section 793 of the UK Act 2006 shall be deemed to be incorporated into these Articles and shall bind the Company and the holders of Shares and references in such section to “a public company” shall be deemed to be references to the Company and terms used in section 793 of the UK Act 2006 shall have the meaning ascribed to them in such section.

41.3	Where notice is served by the Company under section 793 of the UK Act 2006 as incorporated into these Articles (a “section 793 notice”) on a holder of Shares, or another person whom the Company knows or has reasonable cause to believe to be interested in Shares held by that holder of Shares, and the holder of Shares or other person has failed in relation to any Shares (the “default shares”, which expression includes any Shares issued to such holder of Shares after the date of the section 793 notice in respect of those shares) to give the Company the information required within 14 days following the date of service of the section 793 notice, the Directors may serve on the holder of such default shares a notice (a “disenfranchisement notice”) whereupon the following sanctions apply, unless the Directors otherwise decides:
41.3.1	the holder of Shares and any other person interested in those Shares shall not be entitled in respect of the default shares to be present or to vote (either in person or by proxy) at a general meeting of the Company or at a separate meeting of the holders of a class of shares or on a poll or to exercise other rights conferred by membership in relation to the meeting or poll; and

41.3.2	where the default shares represent at least 0.25 per cent. in ~~nominal value~~number of the issued shares of their class:
(i)	a ~~dividend~~Dividend (or any part of a ~~dividend~~Dividend) or other amount payable in respect of the default shares shall be withheld by the Company, which has no obligation to pay interest on it; and

(ii)	no transfer of any of the default shares shall be registered unless:
(a)	the transfer is an excepted transfer; or

(b)	the holder of Shares is not himself in default in supplying the information required and the holder of Shares proves to the satisfaction of the Directors that no person in default in supplying the information required is interested in any of the Shares the subject of the transfer; or

(c)	registration of the transfer is required by any relevant system (in which the Share is a participating security),
(and, for the purpose of ensuring this Article 41 can apply to all Shares held by the holder, the Company may, in accordance with the regulations of any relevant system, issue written notification to the operator of the relevant system requiring the conversion into certificated form of any Shares held by the holder in uncertificated form).

41.4	The sanctions under this Article 41 shall cease to apply seven days after the receipt by the Company of:
41.4.1	notice of registration of an excepted transfer, in relation to the default shares the subject of the excepted transfer; and

41.4.2	all information required by the section 793 notice, in a form satisfactory to the Directors, in relation to any default shares.
41.5	Where, on the basis of information obtained from a holder of Shares in respect of a Share held by him, the Company issues a section 793 notice to another person, it shall at the same time send a copy of the section 793 notice to the holder of Shares, but the accidental omission to do so, or the non-receipt by the holder of Shares of the copy, does not invalidate or otherwise affect the application of this Article 41.

41.6	For the purpose of this Article 41:
41.6.1	“interested” has the same meaning as in Part 22 of the UK Act 2006 and for the avoidance of doubt a holder of a certificate or other form of depositary receipt that relates to Shares shall be deemed to be interested in such number of Shares to which his certificate or depositary receipt refers;

41.6.2	reference to a person having failed to give the Company the information required by a section 793 notice, or being in default in supplying such information, includes:
(i)	reference to his having failed or refused to give all or any part of it; and

(ii)	reference to his having given information which he knows to be false in a material particular or having recklessly given information which is false in a material particular; and
41.6.3	“excepted transfer” means, in relation to Shares:
(i)	a transfer pursuant to acceptance of a takeover offer for the Company (within the meaning of section 974 of the UK Act 2006); or

(ii)	a transfer where the Directors are satisfied that the transfer is made pursuant to a bona fide sale of the whole of the beneficial ownership of the Shares to a party unconnected with the Member or with any person appearing to be interested in such Shares including any such sale made through a recognised investment exchange (as defined in the Financial Services and Markets Act 2000) (being a statute in force in the UK as may be amended or re-enacted from time to time) or another stock exchange outside the United Kingdom on which Shares in the capital of the Company are normally traded. For the purposes of this sub-paragraph any associate (as that term is defined in Section 435 of the UK Insolvency Act 1986 (being a statute in force in the UK as may be amended or re-enacted from time to time)) shall be included amongst the persons who are connected with the Member or any person appearing to be interested in such Shares.
41.7	This Article 41 is in addition to and without prejudice to the Law.
OFFERS
42.1	In this Article 42, the following terms and expressions have the meaning set forth below:

“acting in concert” means actively co-operating, pursuant to an agreement or understanding (whether formal or informal), to obtain or consolidate Control of the Company;

“Control” means a holding or aggregate holdings of ~~securities~~Securities representing 30 per cent. or more of the Voting Rights of the Company, irrespective of whether the holding or holdings gives de facto control;

“Offer” means a written offer made in accordance with Article 42.2 and 42.4 to 42.8 and may, subject to Articles 42.2 and 42.4 to 42.8, include an offer to consummate a takeover, merger or consolidation transaction, however effected, including a reverse takeover, partial offer, tender offer, court scheme (including a plan of reorganisation under insolvency or bankruptcy laws), or offer by a parent company for shares in its subsidiary;

“Offeror” has the meaning given to it in Article 42.2 and includes persons wherever organised or resident;

“Offer Period” means the period from the time when an announcement is made of a proposed or possible Offer (with or without terms) until the first closing date or, if later, the date when the Offer becomes or is declared unconditional as to acceptances or lapses. An announcement that a holding, or aggregate holdings, of Shares carrying 30 per cent. or more of the Voting Rights of the Company is for sale or that the Directors are seeking potential offers to acquire Control of the Company will be treated as the announcement of a possible Offer for the purposes of determining the applicable Offer Period;

“person” means any individual, firm, partnership, association, corporation, limited liability company, or other entity; and

“public disclosure” means disclosure in a press release or in a document furnished to all shareholders; ~~“Voting Rights” means all the voting rights attributable to the issued and outstanding securities of the Company which are generally exercisable at a general meeting of the Company.~~
42.2	Where any person other than the Investor Parties or any of them or their Associates with whom they are acting in concert:
42.2.1	acquires, whether by a series of transactions over a period of time or not, ~~securities~~Securities which (taken together with ~~securities~~Securities held or acquired by persons acting in concert with such person) represent an interest in or a right to control or direct 30 per cent. or more of the Voting Rights; or

42.2.2	any person who, together with persons acting in concert with such person, holds or has an interest in or right to control or direct not less than 30 per cent. but not more than 50 per cent. of the Voting Rights and such person, or any person acting in concert with such person, acquires additional ~~securities~~Securities which will increase the percentage of Voting Rights in or over which such person has an interest or right of control or direction, then such person and any person acting in concert with such person (each such person referred to below as “the Offeror”) shall extend an Offer, on the basis set out in Articles 42.5 to 42.8, to the holders of all issued and outstanding Shares of the Company (other than non-voting non-equity share capital except where this is in the form of convertible ~~securities~~Securities of the Company) within 28 days of the occurrence of the relevant event in Article 42.2.1 or 42.2.2. Offers for different classes of Shares must be comparable. For the avoidance of doubt, the requirement to make an Offer shall not apply to the Investor Parties or any of them or their Associates with whom they are acting in concert at any time for so long as any Investor Party or its Associates with whom it is acting in concert holds any interest in the Company.

42.3	The taking of an option to acquire ~~securities~~Securities will be deemed to constitute the acquisition of ~~securities~~Securities giving rise to the obligation to make an Offer under Article 42.2 where the relationship and arrangements between the parties concerned is such that effective Control of the Company has passed to the taker of the option.

The acquisition of Voting Rights, or general control of them, as distinct from the associated ~~securities~~Securities itself, will be deemed to be an acquisition of the associated ~~securities~~Securities.

42.4	In addition to the person specified in Article 42.2.2, the Company may require each of the principal members of a group of persons acting in concert with such person to extend an Offer on the basis set out in Articles 42.5 to 42.8.

42.5	In respect of any Offer(s) made under Article 42.2:
42.5.1	such Offer(s) must be conditional only upon the Offeror having received acceptances in respect of ~~securities~~Securities which, together with ~~securities~~Securities acquired or agreed to be acquired before or during the Offer, will result in the Offeror and any person acting in concert with it holding ~~securities~~Securities representing more than 50 per cent. of the Voting Rights; and

42.5.2	such Offer(s) shall not be subject to any other condition including for the avoidance of doubt any condition that is dependent on the passing of a resolution at any meeting of shareholders of the Offeror or upon any other consent or arrangement.
42.6	An Offer must be unconditional if the Offeror holds ~~securities~~Securities representing more than 50 per cent. of the Voting Rights before the Offer is made.

42.7	An Offer must, in respect of each class or series of Shares, be in cash (or be accompanied by a cash alternative) at not less than the highest price paid by the Offeror for Shares of that class or series or interests in Shares or Voting Rights during the Offer Period and within 12 months prior to its commencement. An Offer must be made in writing and publicly disclosed, and must be open for acceptance for a period of not less than 30 days and, if the Offer is made conditional as to acceptances and becomes or is declared unconditional as to acceptances, the Offer must remain open for not less than 14 days after the date on which it would otherwise have expired.

42.8	When Shares of the Company or interests in Shares or Voting Rights have been acquired for consideration other than cash in a transaction giving rise to an obligation to make an Offer under Article 42.2, the Offer must nevertheless be in cash or be accompanied by a cash alternative of at least equal value, which value must be determined by an independent valuation.

42.9	In calculating the price paid for Shares of the Company or interests in Shares or Voting Rights, stamp duty and broker’s commission, if any, shall be excluded.

42.10	If Shares of the Company or interests in Shares or Voting Rights have been acquired in exchange for listed ~~securities~~Securities in a transaction giving rise to an obligation to make an Offer under Article 42.2, the price paid for such Shares or interests in Shares or Voting Rights will be established by reference to the middle market price of such listed ~~securities~~Securities on the applicable market on the date of such acquisition.

42.11	If Shares of the Company or interests in Shares or Voting Rights are admitted to trading on a market for listed ~~securities~~Securities and have been acquired by the conversion or exercise (as applicable) of convertible ~~securities~~Securities, warrants, options or other subscription rights, the price paid for such Shares or interests in

Shares or Voting Rights will normally be established by reference to the middle market price of such Shares or interests in Shares or Voting Rights on the relevant market at the close of business on the day on which the relevant exercise or conversion notice was submitted. If, however, the convertible ~~securities~~Securities, warrants, options or subscription rights were acquired during the Offer Period or within 12 months prior to its commencement, they will be treated as if they were purchases of the underlying Shares or interests in Shares or Voting Rights at a price equal to the sum of the purchase price of such convertible ~~securities~~Securities, warrants, options or other subscription rights plus the relevant conversion or exercise price paid (or if such convertible ~~securities~~Securities, warrants, options or other subscription rights have not yet been converted or exercised, the maximum conversion or exercise price payable under the relevant conversion or exercise terms).

42.12	If any Director (or any of his or her Associates) sells Shares or interests in Shares or Voting Rights to a purchaser as a result of which the purchaser is required to make an Offer under Article 42.2, such Director must ensure that as a condition of the sale the purchaser undertakes to fulfil its obligations under Article 42.2. In addition, such Director shall not resign from the board of Directors until the first closing date of the Offer or the date when the Offer becomes or is declared wholly unconditional, whichever is the later.

42.13	No Offeror or nominee of an Offeror may be appointed to the Board of Directors, nor may an Offeror exercise the Voting Rights represented by the ~~securities~~Securities of the Company or interests in Shares or Voting Rights held by such Offeror, until public disclosure of the Offer has been made.

42.14	If an issue of new ~~securities~~Securities by the Company as consideration for an acquisition or a cash subscription would otherwise result in an obligation to make an Offer under Article 42.2, the obligation may be waived by an independent vote of the shareholders of the Company not affiliated or acting in concert with the allottees of the new ~~securities~~Securities. The requirement for an Offer under Article 42.2 may also be waived by the consent of the holders of a majority of the Voting Rights of those persons who are not the proposed allottee(s) of the relevant new ~~securities~~Securities (nor affiliated or acting in concert with such proposed allottee(s)). If an underwriter incurs an obligation under Article 42.2 unexpectedly, for example as a result of an inability to complete a distribution of ~~securities~~Securities of the Company, this obligation may be waived by the consent of the holders of a majority of the Voting Rights of those persons who are not the underwriter(s) (nor affiliated or acting in concert with such underwriter(s)).

42.15	If an Offeror shall fail to comply with Article 42.2 and Articles 42.5 to 42.8, or shall fail to comply with such Offeror’s obligations under the Offer, and shall persist in such failure after written notice from the Company to such person or persons, the Directors may:
42.15.1	require such person or persons to provide such information as the Directors considers appropriate;

42.15.2	make an award for costs against the Offeror;

42.15.3	determine that some or all of such ~~securities~~Securities or interests in Shares or Voting Rights acquired in breach of Articles 42.2 and 42.5 to 42.8 be sold;

42.15.4	direct that the Offeror shall not be entitled to exercise any Voting Rights; and/or

42.15.5	direct that no ~~dividends~~Dividends shall be paid in respect of all or any of the shares of the Company held by or in which the Offeror is interested.
The restrictions in Articles 42.15.4 and 42.15.5 above may be lifted at the discretion of the Directors, and shall be lifted when (i) the Shares or interests in Shares or Voting Rights subject to such restrictions are proved to the reasonable satisfaction of the Directors to have been sold to a new beneficial owner that is not affiliated or acting in concert with the Offeror, (ii) such Shares or interests in Shares or Voting Rights have been sold pursuant to an Offer made to all holders of shares of the Company on terms which do not differentiate between such holders or (iii) the provisions of this Article relating to the Offer or, as the case may be, the Offeror’s obligations under the Offer, have been complied with in full.

42.16	If a Director is affiliated with an Offeror, he or she shall forthwith vacate his or her office if his or her resignation is requested by notice tendered at a meeting of the Directors by all other Directors who are not so affiliated. For the purposes hereof, like notices signed by each such Director shall be effective as a single notice signed by all such Directors.

42.17	If any provision of this Article 42 or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Article 42. Each provision of this Article 42 is separable from every other provision of this Article 42, and each part of each provision of this Article 42 is separable from every other part of such provision.
~~INDEPENDENT EXPERT~~
~~43~~	~~The Investor Parties (or any of them) may at any time give notice in writing to the Company that they dispute the amount reasonably determined by the Company as being the Total Investment and that they require the Company to make an application to the Independent Expert requiring him to certify the Total Investment. The Company shall make such application as soon as practicable after receipt of the relevant notice and shall require the Independent Expert to certify the Total Investment within 30 days of the application.~~

~~43.2~~	~~The Company shall make available to the Independent Expert all such information as the Independent Expert shall request for the purposes of certifying the Total Investment in accordance with this Article 43.~~

~~43.3~~	~~In so certifying, the Independent Expert shall act as expert and not as arbitrator and its decision shall be conclusive and binding on all persons for the purposes of these Articles.~~

~~43.4 The costs of the Independent Expert shall be borne by the Company.~~
NON-APPLICATION OF STANDARD TABLE
43	~~44~~ The regulations constituting the Standard Table in the Companies (Standard Table) (Jersey) Order 1992 shall not apply to the Company and is hereby expressly excluded in its entirety.
SHAREHOLDER RESERVED MATTERS
44.1	In this Article 44, the following terms and expressions have the meaning set forth below:

“Affiliates” means, in relation to a specified person, any family relation of such person, any person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with the specified person and shall also include any person who is a director or officer of the specified person or beneficial owner of at least 30 per cent. of any class of the then issued share capital of the specified person, and in the case of the Company shall include the Group Companies;

“Control” means in respect of an entity, the capacity to direct or cause the direction of the management and policies of such entity, directly or indirectly, whether through the ownership of voting Securities, by agreement, as trustee or executor, or otherwise, and the terms “Controlling” and “Controlled by” shall be construed accordingly;

“Group” means the Company and its Affiliates from time to time and “Group Company” means any one of them; and

44.2	Subject to the Articles and the Law, the Company shall not take any action in respect of the matters set out in this Article (the “Shareholder Reserved Matters”) unless:
44.2.1	either;
(i)	the Members have passed a Special Resolution at a general meeting of the Company; or

(ii)	Members holding at least two-thirds of the Voting Rights have given their written consent.
44.3	Subject to the Articles and the Law, if the Members approve a Shareholder Reserved Matter, the matter shall be referred to the Company for implementation.

44.4	The Shareholder Reserved Matters are:
44.4.1	any material change in the business of any Group Company, which is to own, manage and develop retail real estate assets in Central and Eastern Europe (and any ancillary activities in connection therewith); and

44.4.2	the issue of any securities by the Company or the issue of any securities by any other Group Company. For the purposes of this Article 44.4.2, “securities” shall mean equity or capital of a Group Company, including Shares (whether fully or partly paid), Certificates, any rights, options or warrants to purchase shares or Certificates and any other convertible or quasi-equity securities issued by a Group Company.

Schedule 3
Company Announcement

23

Ad hoc announcement
DEBT REPURCHASE, EQUITY ISSUANCE, CORPORATE GOVERNANCE MEASURES AND
NEW DIVIDEND POLICY
Jersey, 3 September 2009: Atrium European Real Estate Limited (“Atrium” or the “Company”) (Euronext / ATX: ATRS), a leading real estate company focused on shopping centre investment, management and development in Central and Eastern Europe, announces the proposals described in this announcement (together, the “Proposals”) to strengthen its balance sheet, reduce its debt, increase its equity and improve its corporate governance consistent with its previously stated and on-going strategy. The Proposals require the approval of certain resolutions by shareholders at an extraordinary general meeting (“EGM”).
Atrium has agreed with Citi Property Investors (“CPI”) and Gazit Globe Limited (“Gazit” and, together with CPI, the “Investors”), to exchange in aggregate 144,853,705 new ordinary shares of the Company and approximately €9.3 million in cash for the following:
•	all the Investors’ and their affiliates’ 10.75% subordinated convertible securities (the “Convertible Bonds”);

•	all the Investors’ and their affiliates’ warrants to subscribe for ordinary shares (the “Warrants”);

•	the removal and/or reduction of certain significant rights held by the Investors under the relationship agreement (the “Relationship Agreement”) entered into at the time of the Investors’ original investment and approved by shareholders on 16 July 2008 (for details see annex attached); and

•	the special voting shares issued to the Investors in connection with the issue of Convertible Bonds (the “Special Voting Shares”) (together, the “Exchange Transaction”).
Following closing of the Exchange Transaction, Atrium proposes to:
•	make a partial tender offer for the listed Notes issued under the Company’s 2006 guaranteed medium term programme (the “2006 Notes”) at 95% up to a maximum amount of €120 million in nominal value of the 2006 notes;

•	pay a special dividend of €0.50 per ordinary share (the “Special Dividend”); and

•	commence a dividend policy of €0.12 per ordinary share per year, payable in quarterly instalments.

Ad hoc announcement
The board has approved the Proposals on the unanimous recommendation of a committee comprising the Company’s independent directors, chaired by Dr Peter Linneman and advised by Kempen & Co Corporate Finance B.V. Directors appointed by the Investors did not participate in the vote of the board approving the Proposals.
The Company will shortly publish a circular including a notice to convene the EGM to allow shareholders to vote on the required resolutions.
The Investors, who currently hold in aggregate 29.7% of the voting rights of the Company, have committed to vote in favour of the resolutions. On closing of the Exchange Transaction, the Investors will in aggregate own 48.6% of the Company’s issued ordinary shares, carrying 48.6% of the voting rights in the Company.
The board believes that the benefits to the Company and its shareholders of the Proposals include the following:
•	a total saving of €176 million from 1 October 2009 or €46 million per year, equivalent to €0.12 per ordinary share per year (assuming 372,052,992 ordinary shares in issue), in future interest payments on the Convertible Bonds until August 2013 when the Convertible Bonds would otherwise first become redeemable. This saving would increase to a total of €268 million if the Convertible Bonds were held to maturity in August 2015;

•	a total saving of €29.3 million or €7.7 million per year from 1 October 2009 to maturity, equivalent to €0.02 per ordinary share per year (assuming 372,052,992 ordinary shares in issue), in future interest payments on the 2006 Notes until maturity in August 2013, assuming the partial tender is accepted in full;

•	a reduction in the Company’s average borrowing rate of interest from 7.62% to 5.65%, following the exchange of the Convertible Bonds, and to 5.49%, assuming the partial tender is accepted in full;

•	an improvement in the Company’s cash flow which will allow immediate and future cash returns through the payment of the Special Dividend and future dividends to all shareholders;

•	a stronger and more efficient balance sheet with significantly decreased leverage;

•	a reduction of leverage that will create room for Atrium to raise new financing on more attractive terms;

•	a large increase in equity value, resulting in the stronger alignment of the Investors’ interests, given their increased equity stake, with those of the Company’s other shareholders; and

Ad hoc announcement
•	an improved corporate governance structure, more autonomy for the board and a clear mechanism for the reduction of the number of seats the Investors have on the Company’s board in relation to their shareholding, coupled with an agreement to cancel all terms of the Relationship Agreement, should the Investors’ shareholding fall below 20,000,000 shares.
Shareholder approval is required for resolutions to make Atrium a no par value company, to facilitate the issuance of the new ordinary shares and to make certain changes to the Company’s articles of association (“Articles”), including in relation to the rights of the Investors to appoint directors and to facilitate payment of the Special Dividend and implementation of the proposed on-going dividend policy. Closing of the Exchange Transaction is also subject to the obtaining of applicable anti-trust clearances.
The Company expects that, subject to obtaining the relevant shareholder approvals and applicable anti-trust clearances, the Exchange Transaction will close by year end.
Further details of all these actions are set out below.
Rachel Lavine, chief executive officer of the Company, commented today: “We have been actively looking at ways to strengthen our balance sheet through the reduction of the Company’s debt, enhance the Company’s cash flow and improve Atrium’s corporate governance structure.
“The 2008 10.75% convertible bonds and related arrangements are key issues which need to be addressed, particularly given our reduced capital expenditure requirements in the current financial environment. I therefore view the fact that we have been able to reach agreement with the Investors to buy in this debt and rework the Relationship Agreement in favour of the Company as very positive for Atrium, especially when combined with the other actions and transactions we are announcing today. We expect the Proposals to put us in a strong position to take advantage of acquisition opportunities by utilising our cash and/or by raising debt which is both cheaper and less restrictive. We believe it is a further clear demonstration of how we are creating a solid platform for future growth.”
Peter Linneman, chairman of the committee of independent directors which recommended the Proposals, added: “The Proposals we are announcing today provide a number of significant benefits for the Company. Our interest burden will be reduced significantly and our corporate governance structure improved. Importantly, they will also mean that the interests of the Investors are fully aligned with all other shareholders, as they will now be major holders of the Company’s equity rather than its debt.”
“I expect there to be a number of significant benefits for the Company as a result of the Proposals which include putting the Company in a position to implement an on-going dividend policy and

Ad hoc announcement
pay the Special Dividend, underlining our commitment to delivering real value for shareholders. I am of the firm belief that the package we have announced today is another significant step forward for the Company and we feel encouraged by the significant equity increase the Investors will make.”
Analyst call
There will be a call for analysts regarding the arrangements described in this announcement on 3 September 2009 at 0830hrs UK / 0930 hrs CET. Please contact Laurence Jones of Financial Dynamics at Atrium@fd.com for the dial in details.
For further information:

Financial Dynamics:	+44 (0)20 7831 3113
Richard Sunderland
Laurence Jones
Stephanie Highett
Richard.sunderland@fd.com

Ad hoc announcement
BACKGROUND
In August 2007, the previous management of the Company began a strategic review to identify and implement improvements to the Company’s management, corporate governance and reporting arrangements and processes, as well as a review of the Company’s capital and financing structure. The investment and restructuring package proposed by the Investors, which was announced in March 2008, subsequently approved by shareholders on 16 July 2008 and implemented in August 2008, was seen as an opportunity for the Company to bring about change in a significantly shorter time-frame than it could achieve on its own and to satisfy the Company’s funding requirements at that time.
Terms of the arrangements in 2008 included the Investors making an immediate €500 million investment in the Company through the acquisition of convertible bonds with a 10.75% coupon at a time when the ‘credit crunch’ had significantly reduced the availability of commercial financing. It was also a condition of their investment that the Investors were provided with significant consent and information rights under the terms of the Relationship Agreement with the Company.
On completion of this transaction in August 2008, the Company’s new internalised management, under the leadership of Rachel Lavine, conducted an assessment of the Company’s existing development pipeline and the returns it would be likely to generate, if at all, in light of the global financial crisis. This resulted in a rationalisation of the Company’s development pipeline, and consequently a reduction in the Company’s anticipated cash requirements for development purposes.
In January 2009, in place of the rights issue contemplated at the time of the Investors’ initial investment, the Company negotiated arrangements with the Investors to place 10,300,000 shares in a partial exchange of €72,100,000 in nominal value of Convertible Bonds and a corresponding reduction in the voting rights attached to the Special Voting Shares and the cancellation of 25,066,667 Warrants of the 30,000,000 Warrants then held by the Investors.
In addition, since August 2008, the Company has purchased in aggregate €366 million nominal value of 2006 Notes and €60 million nominal value of the Convertible Bonds.
The Company’s management has focussed on strengthening the Company’s balance sheet, enhancing cash flow as well as improving corporate governance and believes it is necessary to address the significant interest burden posed by the Convertible Bonds and reduce the control rights held by the Investors through the Relationship Agreement. In addition, the Proposals will simplify Atrium’s voting structure and mean that one share equals one vote. This puts Atrium in an improved position to achieve further growth, either organically or by utilising its strong cash

Ad hoc announcement
position, and, if required, by raising less expensive and less restrictive debt, to take advantage of acquisition opportunities.
DETAILS OF THE PROPOSALS
Exchange of Convertible Bonds, Warrants and Special Voting Shares
The Company has agreed with the Investors to exchange the outstanding €427.9 million in principal amount of the Convertible Bonds and 4,933,333 Warrants held by the Investors for an aggregate consideration of 144,853,705 new ordinary shares of the Company and approximately 99.3 million in cash. The Company will pay interest on the Convertible Bonds until the earlier of the closing of the Exchange Transaction and 30 September 2009. As part of the exchange, the outstanding 8,043 Special Voting Shares held by the Investors will be repurchased by the Company for a nominal consideration and cancelled.
The buyback of the Convertible Bonds from the Investors will result in a saving of €46 million per year equivalent to €0.12 per share per year (assuming 372,052,992 shares in issue) for the Company in future interest payments on the Convertible Bonds until 2013 when the Convertible Bonds first become redeemable, or a saving of €268 million if they were to be held to maturity in 2015.
The new ordinary shares to be issued to the Investors will be subject to a six month lock up from the date of closing of the Exchange Transaction, subject to customary exceptions including the pledge of the shares as security. The Company intends to apply for the new ordinary shares to be listed on the Vienna Stock Exchange and NYSE Euronext Amsterdam.
Amendments to the Relationship Agreement and the Articles
The Investors have agreed to the removal or reduction of many of the consent rights contained in the Relationship Agreement, in order to enhance the board’s autonomy. In addition, it is proposed that the existing rights of the Investors under the Articles to appoint certain directors be removed and replaced with new rights to appoint certain directors to reflect the fact that they will hold only ordinary shares.
A summary of the proposed amendments to the Relationship Agreement and the changes to the Articles are included in the annex to this announcement.
Special Dividend
The Company proposes to pay the Special Dividend to the holders of its ordinary shares of €0.50 per ordinary share.

Ad hoc announcement
The record date for the entitlement to the Special Dividend and the payment date will be set and announced after closing of the Exchange Transaction. The new ordinary shares to be issued to the Investors and all currently issued shares will be entitled to the Special Dividend.
Dividend policy
Subject to closing of the Exchange Transaction, the Company intends, with effect from the fourth quarter of 2009, and subject to legal and regulatory requirements and restrictions and commercial viability, to distribute €0.12 per ordinary share per year payable in quarterly instalments to the holders of its ordinary shares.
Partial tender offer for the 2006 Notes
The Company also intends to launch a partial tender offer of the 2006 Notes at a price of €95 for every €100 in nominal amount, capped at €120 million in nominal amount. Acceptance in full of the tender offer would save the Company €7.7 million per year, or €29.3 million in total, in interest payments until maturity in August 2013. Further details of the tender offer, which is expected to be launched following closing of the Exchange Transaction, will be announced in due course.
Conditions precedent
The Exchange Transaction is subject to fulfilment of a number of conditions. These include the passing of certain resolutions by shareholders of the Company at an EGM and anti-trust clearances. The remainder of the Proposals are conditional upon the closing of the Exchange Transaction.
Extraordinary General Meeting
The Company will shortly convene an EGM at which resolutions will be proposed to:
•	make Atrium a no par value company to facilitate the issue of new ordinary shares;

•	amend the Articles to extend certain shareholder rights and to replace the existing rights of the Investors to appoint certain directors with new rights dependent on their holding of ordinary shares;

•	amend the Articles to facilitate the payment of dividends by the Company out of its capital reserves, including the Special Dividend, payment of which is conditional onclosing of the Exchange Transaction; and

•	approve a resolution to authorise the Company to purchase up to 50 million ordinary shares of the Company, to replace the existing authority to acquire up to 50 million of the Company’s

Ad hoc announcement
Austrian Depository Certificates, now that the ordinary shares are listed on the Vienna Stock Exchange and Euronext Amsterdam.
The circular, which will include the notice convening the EGM and provide further details of the matters to be considered, will be made available on the Company’s website (www.aere.com) at the time of its publication.
Interests of the Investors in the Company
Following the Exchange Transaction, the Investors and their affiliates will own in aggregate 48.6% of the shares of the Company carrying 48.6% of the Company’s outstanding voting rights. The remaining outstanding Special Voting Shares held by the Investors will be acquired and cancelled by the Company on closing of the Exchange Transaction pursuant to the existing shareholder repurchase authority.
The Investors have confirmed to the Company that, for a period of twenty months after closing of the Transaction for so long as €100 million or more in principal amounts of the Company’s 2006 Notes remain outstanding, the Investors and their affiliates will not acquire securities of the Company that would result in their aggregate ownership of the Company triggering a change of control for purposes of the 2006 Notes.
Important notice
This announcement includes statements that are, or may be deemed to be, “forward-looking statements”. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes’”, “estimates”, “anticipates”, “expects”, “intends”, “may”, “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include matters that are not historical facts. They appear in a number of places throughout this announcement and include statements regarding the intentions, beliefs or current expectations of the Company and its group, including in relation to the closing of the transactions described in this announcement and their potential effect, payment of the Special Dividend and the proposed dividend policy of the Company. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance. The business, financial condition, results of operations and prospects of the Company and its group may change. Except as required by law or applicable regulation, the Company does not undertake any obligation to update any forward-looking statements, even though the situation of the Company or its group may change in the future. All of the information presented in this announcement, and particularly the forward-looking statements, is qualified by these

Ad hoc announcement
cautionary statements. This press release appears as a matter of record only and does not constitute an offer to sell or a solicitation of an offer to purchase any security.
Atrium is established as a closed-end investment company domiciled in Jersey. Atrium is registered with the Dutch Authority for the Financial Markets as a collective investment scheme which may offer participations in The Netherlands pursuant to article 2:66 of the Financial Supervision Act (Wet op het financieel toezicht). All investments are subject to risk. Past performance is no guarantee of future returns. The value of investments may fluctuate. Results achieved in the past are no guarantee of future results.

Ad hoc announcement
ANNEX: SUMMARY OF PROPOSED CHANGES TO THE RELATIONSHIP AGREEMENT AND ARTICLES RELATIONSHIP AGREEMENT CHANGES
CONSENT RIGHT REMOVED:
•	If total indebtedness of the Company and its group is at any time to exceed 60 per cent. of the value of the Company and its group’s real estate portfolio (including both investment properties and developments in progress) as shown in the books of account of members of the Company and its group and calculated on a consolidated basis;

•	Any change in either the memorandum or articles of association of any member of the Company or its group which affects the rights and obligations of the Investors;

•	Any liquidation, winding up, moratorium, dissolution, consolidation or amalgamation in any jurisdiction of the Company or any member of its group, any appointment of a receiver, administrator, administrative receiver, trustee or similar officer to, and any corporate restructuring of, the Company or any of member its group;

•	Any material commitment or incurring of liability by the Company or its group outside of the ordinary course of business of the Company and its group;

•	Any commitment or incurring of liability or obligation by the Company in excess of €200 million and any increase in an existing commitment or liability or obligation of any Company by more than €200 million;

•	The payment of any dividend or distribution or purchase or redemption or buy-back or repayment of any capital instrument of the Company or its group;

•	Any change to the structure of the board of directors of the Company (which does not include changes to the identity of the persons appointed as directors of the Company), save for the annual election or re-election of independent directors by the shareholders;

•	Any change to the share capital of the Company;

•	The selection of a venue for the re-listing of the ordinary shares or certificates;

•	The appointment of any auditor to the Company other than KPMG, Deloitte, Ernst & Young or PricewaterhouseCoopers.
CONSENT RIGHT ALTERED TO A SPECIAL RESOLUTION OF SHAREHOLDERS AS A WHOLE AND TO BE INCLUDED IN THE ARTICLES
•	Any material change in the business of the Company or its group, which is to own, manage and develop retail real estate assets in Central and Eastern Europe;

•	Issuance of new equity or capital by the Company or a member of its group, including ordinary shares (whether fully or partly paid), certificates, rights, options or warrants to purchase ordinary shares or certificates and other convertible or quasi-equity securities, and any issuance of shares,

Ad hoc announcement
certificates, rights, options or warrants to purchase shares or certificates and any other convertible or quasi-equity securities issued by the Company;
CONSENT RIGHT RETAINED BUT INCREASED TO 20% OF THE COMPANY’S GROSS ASSET VALUE
•	The sale or financing in a single or series of transactions directly or indirectly of more than 10 per cent. of the net assets of the Company at that time calculated on a consolidated basis;

•	The acquisition of any assets (including any investment in or acquisition of, shares or securities issued by a person, any making of capital contribution to any person, any investment in or acquisition of, any business or whole or part of the assets of business of any person or any assets constituting a division or operating unit of the business of any person) in a single or series of transactions directly or indirectly which in any of the forgoing cases has an aggregate value equal to or greater than 10 per cent. of the net assets of the Company and its group at that time calculated on a consolidated basis;

•	The entry into any agreement or arrangement or commitment to enter into or to obtain an option to enter into by the Company of any material joint venture, material partnership, material consortium or other similar arrangement where materiality shall be measured by reference to an amount equal to 10 per cent. of the net asset value of the Company immediately prior to the relevant action occurring.
CONSENT RIGHT RETAINED
•	The entry into any agreement or arrangement or commitment to enter into or to obtain an option to enter into by the Company or any member of its group, any material transaction with either of the Investors or any of their respective affiliates, where materiality shall be measured by reference to an amount equal to 10 per cent. of the net asset value of the Company immediately prior to the relevant action occurring;

•	Any change in the tax jurisdiction of the Company that would have a material adverse impact on shareholders;

•	The appointment or replacement of the Chief Executive Officer of the Company and clarified so that appointment includes the appointment of an interim CEO.
The Relationship Agreement will terminate if the Investors hold in aggregate less than 20,000,000 ordinary shares.
Subject to the passing of a special resolution of the shareholders, the existing rights of the Investors under the Articles to appoint certain directors and officers will be terminated and new rights will be given to the Investors to reflect the fact that they will hold only ordinary shares, so that they may appoint:

Ad hoc announcement
•	four directors, the chairman and a majority of the nomination committee for so long as they hold in aggregate at least 80,000,000 ordinary shares;

•	three directors with at least 60,000,000 ordinary shares;

•	two directors with at least 40,000,000 ordinary shares;

•	one director with at least 20,000,000 ordinary shares; and in addition

•	the Investors may determine the chairman of the board of directors and a majority of the nomination committee for so long as they hold an aggregate of at least 55,000,000 ordinary shares.
     Notes to Editors:
About Atrium European Real Estate Limited
Atrium is a leading real estate company focused on shopping centre investment, management and development in Central and Eastern Europe. As at 30 June 2009 the Group owned 152 standing investments, with a market value of €1.49 billion, diversified across eight countries with a total gross lettable area of 1.1 million sqm. Geographically, the Group’s focus is principally concentrated in Poland, the Czech Republic and Russia with a presence in Hungary, Romania, Slovakia, Latvia and Turkey. In addition, the Company has a development portfolio including several development projects with a market value of €712 million as at 30 June 209.
Gross rental income from investment properties for the year ended 31 December 2008 was €134 million and €75 million for the first half of 2009. Net rental income for the year to 31 December 2008 amounted to £95 million and €59 million for the six months to 30 June 2009. As at 30 June 2009, the Company had a cash position of €855 million against borrowings of €1.08 billion.
Following a strategic investment of €500 million by a Citi Property Investors and Gazit Globe Ltd joint venture, agreed in August 2008, Rachel Lavine was appointed Chief Executive Officer of Atrium. Rachel Lavine has significant experience of both real estate and the CEE region and was previously President and CEO of Plaza Centres. The Board is chaired by Chaim Katzman, founder of Gazit Globe, which has extensive global experience of real estate management and is one of the largest owners of shopping centres in the world.

Ad hoc announcement
The Company is based in Jersey and dual listed on the Vienna and Euronext Amsterdam Stock Exchanges under the ticker ATRS.

Schedule 4
Amended and Restated Relationship Agreement

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Dated    2009
ATRIUM EUROPEAN REAL ESTATE LIMITED
and
GAZIT MIDAS LIMITED
and
CPI CEE MANAGEMENT LLC
AMENDED AND RESTATED RELATIONSHIP AGREEMENT
Linklaters
Linklaters LLP
One Silk Street
London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222
Ref SBoyd/EHorvath

Relationship Agreement
THIS AGREEMENT is made on                 2009
BETWEEN:
(1)	Atrium European Real Estate Limited of 32 Commercial Street, St. Helier, Jersey JE4 OQH (previously known as Meinl European Land Limited, “Atrium”);

(2)	Gazit Midas Limited of Templar House, Don Road, St. Helier, Jersey JE1 2TR (“Gazit”); and

(3)	CPI CEE Management LLC of 1209 Orange Street, Wilmington, Delaware 19801, United States of America (“CPI”) (together the “parties”).
WHEREAS:
(A)	Atrium, CPI/Gazit Holdings Limited, Gazit Globe, CPI Austria, Meinl European Real Estate Limited and Meinl Bank AG entered into a master transaction agreement dated 20 March 2008 (the “Master Transaction Agreement”).

(B)	In accordance with Section 5.2 and Schedules 5 and 9 of the Master Transaction Agreement, Atrium, Gazit Globe and CPI Austria entered into a relationship agreement dated 1 August 2008 (and CPI Austria and Gazit Globe assigned and novated it, respectively, to CPI and Gazit on 1 August 2008) (the “Original Relationship Agreement”).

(C)	The parties have agreed to amend and restate the Original Relationship Agreement by the substitution in their entirety by the provisions of this Agreement, with effect from and conditional on closing of the Transaction (as defined below).
It is agreed as follows:
1	Interpretation
1.1	Definitions
In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:
“Affiliates” means, in relation to a specified person, any family relation of such person, any person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with the specified person and shall also include any person who is a director or officer of the specified person or beneficial owner of at least 30% (thirty per cent.) of any class of the then issued share capital of the specified person, and in the case of Atrium shall include the Atrium Companies and in the case of the Investor Parties shall include, for the purposes of Clause 3.1.4, Citigroup Inc and any Affiliate of Citigroup Inc and Gazit and any Affiliate of Gazit;
“Atrium Companies” means Atrium and its subsidiaries (including, but not limited to, the Atrium Project Companies), and “Atrium Company” means any of them;
“Atrium Group” means Atrium and its Affiliates from time to time and “Atrium Group Company” means any one of them;
“Atrium Project Company” means any entity which have been or is to be established by any Atrium Company under any joint-venture agreements,

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cooperation agreements or similar arrangements with third parties for the purpose of acquiring, holding, developing or servicing Properties;
“Atrium Securities” means equity or capital of Atrium, including Atrium Shares (whether fully or partly paid), any rights, options or warrants to purchase Atrium Shares and any other convertible or quasi-equity securities issued by or on behalf of Atrium;

“Atrium Shares” means ordinary shares in the capital of Atrium;

“Business Day” means a day other than a Saturday or Sunday or public holiday in England and Wales and the Netherlands and on which banks are open in London and Amsterdam for general commercial business;

“Closing” has the meaning given in the Transaction Agreement;

“Control” means in respect of an entity, the capacity to direct or cause the direction of the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by agreement, as trustee or executor, or otherwise, and the terms “Controlling” and “Controlled by” shall be construed accordingly;

“Co-Investor” means any company, fund, collective investment scheme, trust, partnership (including, without limitation, any co-investment partnership), special purpose vehicle or other entity the interests in Atrium Securities of which are managed or controlled directly or indirectly by CPI and/or any Affiliate of CPI or by Gazit and/or any Affiliate of Gazit, respectively;

“CPI Austria” means CPI Austria Holdings Limited, whose registered office is at Le Masurier House, La Rue La Masurier, St Helier, Jersey;

“Gazit Globe” means Gazit Globe Limited, whose registered office is at 1 Derech Hashalom Street, Tel Aviv, 67892 Israel;

“Governmental Entity” means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority, including the European Union;

“Investor Party” means each of CPI and Gazit and “Investor Parties” shall mean CPI and Gazit;

“Master Transaction Agreement” has the meaning given to it in Recital A;

“Properties” has the meaning given to such term in paragraph 31 of Schedule 1, Part A of the Master Transaction Agreement;

“Trading Day” means a trading day on the relevant market on which the securities in question are traded; and

“Transaction” means the exchange by Atrium with the Investor Parties of all of (i) Atrium’s 10.75% subordinated convertible bonds due in 2015, (ii) the special voting shares issued in connection with such bonds and (iii) the warrants for Atrium Shares, held by the Investor Parties and/or their Affiliates in consideration for the issue of

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new Atrium Shares and the payment of cash as set out in the Transaction Agreement;
“Transaction Agreement” means the transaction agreement dated 2 September 2009 between Atrium, Gazit, and CPI relating to the Transaction; and

“Working Hours” means 9.30 a.m. to 5.30 p.m. in the relevant location on a Business Day.
1.2	Other interpretive provisions
In this Agreement, unless the context otherwise requires:
1.2.1	references to a “person” include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.2	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

1.2.3	references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

1.2.4	for the purposes of applying a reference to a monetary sum expressed in euro, an amount in a different currency shall be deemed to be an amount in euro translated at the spot rate of exchange (the closing mid-point) for that currency into euro on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by HSBC Bank at the close of business in London as at such date; and

1.2.5	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.
1.3	Enactments
Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re enacted as described at (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of Atrium or the Investor Parties under this Agreement.
2	Effectiveness
This Agreement is conditional on and shall become effective and binding immediately and automatically upon Closing (as that term is defined in the Transaction Agreement) without

3

any further action or condition being required on the part of any person. The provisions of the Original Relationship Agreement shall continue in full force and effect until Closing at which time the Original Relationship Agreement shall be substituted in its entirety by this Agreement (save for any rights accrued under the Original Relationship Agreement prior to that time).
3	Investor Parties’ consent rights
3.1	The parties agree that the prior written consent of both of the Investor Parties shall be required to each of the following:
3.1.1	at any time the sale or other disposition or financing in a single or series of transactions (whether related or not) directly or indirectly of one or more assets having an aggregate value of more than 20 per cent. of the gross asset value of the Atrium Group on a consolidated basis calculated by reference to the last published audited or unaudited financial statements of Atrium;

3.1.2	at any time, either directly or indirectly, (i) acquiring, or entering any agreement or other arrangement or commitment to acquire or to obtain an option to acquire, any assets in a single or series of transactions and directly or indirectly; (ii) investing in or acquiring any share in, or any security issued by, any person, or any interest therein or in the capital of any person (other than a wholly owned subsidiary), or making any capital contribution to any person, or from any person (other than a wholly owned subsidiary) (or agree to do any of the foregoing); or (iii) investing in or acquiring any business or going concern, or the whole or substantially the whole of the assets or business of any person, or any assets that constitute a division or operating unit of the business of any person (or agree to do any of the foregoing) which in any of the foregoing cases has an aggregate value equal to or greater than 20 per cent. of the gross asset value of the Atrium Group on a consolidated basis calculated by reference to the last published audited or unaudited financial statements of Atrium;

3.1.3	at any time (i) the entry into or the entering into of an agreement or other arrangement or commitment to enter into or to obtain an option to enter into in each case by any Atrium Group Company of any material joint venture, material partnership, material consortium or other similar arrangement (and for the purposes of this Clause 3.1.3(i), “material” shall mean an amount equal to 20 per cent. of the gross asset value of the Atrium Group on a consolidated basis calculated by reference to the last published audited or unaudited financial statements of Atrium); (ii) investing in or acquiring (or agreeing to invest in or acquire) any share in, or any security issued by, any joint venture, consortium, partnership or other unincorporated association or any interest therein; or (iii) transferring any assets, or lending to or giving a guarantee or security for, or otherwise underwriting, the obligations of, or incurring any other liability (whether actual or contingent and whether present or future) in respect of, a joint venture, consortium, partnership or other unincorporated association (or agreeing to do any of the foregoing);

4

3.1.4	at any time the entry into or the entering into of an agreement or other arrangement or commitment to enter into or to obtain an option to enter into in each case by any Atrium Group Company of any material transaction with either of the Investor Parties or any of their respective Affiliates (and for the purposes of this Clause 3.1.4, “material” shall mean an amount equal to 10 per cent. of the net asset value of the Atrium Group on a consolidated basis calculated by reference to the last published audited or unaudited financial statements of Atrium);

3.1.5	any change in the tax jurisdiction of Atrium that would have a material adverse impact on holders of Atrium Shares; and

3.1.6	any appointment of the chief executive officer or acting chief executive officer of Atrium.
3.2	Atrium agrees with the Investor Parties that unless the prior written consent of the Investor Parties has been obtained it will procure that each Atrium Group Company will not take or omit to take any action or permit any action to be taken the result of which would be to give effect to any of the matters referred to in Clause 3.1 above.
4	Conflicts with Articles
4.1	If the provisions of this Agreement conflict with the memorandum or articles of association or other constitutional documents of Atrium, the provisions of this Agreement shall to the maximum extent legally possible prevail as amongst the parties. The Investor Parties shall to the maximum extent legally possible:
4.1.1	exercise all voting and other rights and powers available to them to give effect to the provisions of this Agreement; and

4.1.2	ensure any amendment to the Memorandum or Articles or other constitutional document of Atrium (if necessary and to the extent legally possible) required to give effect to the provisions of this Agreement is made.
4.2	As a separate obligation, severable from the obligations in Clause 4.1, Atrium shall to the maximum extent legally possible:
4.2.1	exercise all voting and other rights and powers available to it to give effect to the provisions of this Agreement; and

4.2.2	ensure any amendment to the Memorandum or Articles or other constitutional document of Atrium (if necessary and to the extent legally possible) required to give effect to the provisions of this Agreement is made.
4.3	If the performance of the obligations of Atrium in Clause 3.2 would result in conflict with any provision of any constitutional document of an Atrium Group Company then to the maximum extent legally possible Atrium shall and shall procure that every member of the Atrium Group shall:
4.3.1	exercise all voting and other rights and powers available to it to give effect to the provisions of this Agreement; and

5

4.3.2	ensure that any amendment to each constitutional document (if necessary and to the extent legally possible) required to give effect to the provisions of this Agreement is made.
5	Investor Parties’ access rights
5.1	Subject to Clause 5.2, Atrium shall and shall cause its Affiliates (including the Atrium Companies) to provide the Investor Parties with such information as the Investor Parties may from time to time reasonably request with respect to each Atrium Company and the Transaction (including, without limitation, in respect of any transaction for which consent is required pursuant to this Agreement) and shall furnish to the Investor Parties and their agents and advisers (including, without limitation, their legal, financial, accounting and tax advisers) such data and information (including financial and operations data) regarding the business, properties and personnel of any member of the Atrium Group as the Investor Parties may from time to time reasonably request, it being expressly agreed that it shall be reasonable for an Investor Party to request:
5.1.1	any information required for the purposes of making a qualified electing fund election for US tax purposes;

5.1.2	quarterly and year end financial information;

5.1.3	any information required by an Investor Party to enable it to comply with any securities law, rule or regulation to which it is subject from time to time; and

5.1.4	any information required by an Investor Party to enable it to comply with any law or regulation to which it is subject from time to time.
In addition Atrium shall and shall cause its Affiliates (including the Atrium Companies) to provide the Investor Parties with such access to the personnel, properties and personnel of Atrium and each of its Affiliates during normal working hours as the Investor Parties may from time to time reasonably request.
5.2	Except with respect to:
5.2.1	financial data required by an Investor Party in order to prepare its financial statements; and

5.2.2	information required by an Investor Party for the purposes of making a qualified electing fund election for US tax purposes;

5.2.3	any information required by an Investor Party to enable it to comply with any securities law, rule or regulation to which it is subject from time to time; and

5.2.4	any information required by an Investor Party to enable it to comply with any law or regulation to which it is subject from time to time,
Atrium shall not be obliged to provide the Investor Parties with any information which, in the reasonable judgment of Atrium, relates to trade secrets or the disclosure of which would violate any law, rule or regulation, including any law, rule or regulation applicable to a listed issuer in the jurisdiction in which Atrium is listed.

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5.3	On request from CPI, Atrium shall on an annual basis provide CPI with a certificate in the form annexed to this Agreement at Schedule 1.
6	Third Party Rights
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.
7	Duration and Termination
7.1	Subject to Clause 7.3, this Agreement shall terminate:
7.1.1	if the Investor Parties, their respective Affiliates and the Co-Investors hold in the aggregate less than 20,000,000 Atrium Shares for more than 90 consecutive Trading Days; or

7.1.2	by agreement in writing.
7.2	Where there is more than one Investor Party to this Agreement, the Agreement shall be terminated immediately in respect of an Investor Party if it or its respective Affiliates or Co-Investors cease to hold any Atrium Shares.

7.3	Any termination of this Agreement shall be without prejudice to any provisions hereof which are expressed to continue in force thereafter and shall be without prejudice to any rights or obligations which may have accrued prior to the date of termination and Clauses 1, 2, 6 to 17 shall survive termination of this Agreement.

7.4	If Atrium takes any action to alter its share capital with the result that the number of Atrium Shares held by the Investor Parties is altered, including without limitation any share consolidation or share division but excluding any issue of new Atrium Shares, the threshold numbers of Atrium Shares set out in Clause 7.1.1 shall be increased or reduced (as the case may be) proportionately to reflect this alteration, unless otherwise agreed in writing by the parties.
8	Confidentiality
8.1	For the purposes of this Clause 8:
8.1.1	“Confidential Information” means any information received by the Investor Parties (or any of their Representatives) relating to any of the Atrium Companies pursuant to Clause 5 and includes written information and information transferred or obtained orally, visually, electronically or by any other means; and

8.1.2	“Representatives” means in relation to the Investor Parties, their respective directors, officers, employees, agents, consultants, contractors, advisers (including, without limitation, attorneys, accountants, consultants, bankers and financial advisers).
8.2	Each Investor Party shall (and shall ensure that each of its Representatives and, if applicable, assignees shall) maintain Confidential Information in confidence and not disclose Confidential Information to any person except:

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8.2.1	as this Clause 8 permits; or

8.2.2	as Atrium approves in writing.
8.3	Clause 8.2 shall not prevent disclosure by an Investor Party or its Representatives to the extent it can demonstrate that:
8.3.1	disclosure is required by law, or by the rules, regulations or requirements of any stock exchange or any regulatory or other supervisory body or authority (including tax authority) having applicable jurisdiction (provided that the disclosing party shall first inform Atrium of its intention to disclose such information and take into account the reasonable comments of Atrium);

8.3.2	subject to applicable laws, rules and regulations, disclosure is of Confidential Information which was lawfully in the possession of that party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;

8.3.3	subject to applicable laws, rules and regulations, disclosure is of Confidential Information which has previously become publicly available other than through that party’s fault (or that of its Representatives); or

8.3.4	subject to applicable laws, rules and regulations, disclosure is required for the purpose of any arbitral, judicial or regulatory proceedings arising out of this Agreement (or the Transaction Agreement).
8.4	Each Investor Party may disclose Confidential Information to its parent entity and any Representatives of either of them, and undertakes that it shall only disclose Confidential Information to those persons if:
8.4.1	it is reasonably required for purposes connected with this Agreement or the investment by the Investor Party in Atrium and such persons are informed of the confidential nature of the Confidential Information; or

8.4.2	those persons agree to comply with the confidentiality obligations contained in this Clause 8 as if they were a party hereto.
8.5	Each Investor Party may disclose Confidential Information to any Co-Investor or potential Co-Investor or the parent entity of any Co-Investor and undertakes that it shall only disclose Confidential Information to those persons if:
8.5.1	it is reasonably required for purposes connected with that person’s direct or indirect co investment in Atrium; or

8.5.2	those persons agree to comply with the confidentiality obligations contained in this Clause 8 as if they were a party hereto.
8.6	Each of CPI and Gazit may disclose Confidential Information to the other.
9	Notices
9.1	Any notice in connection with this Agreement shall be in writing in English and delivered by hand, fax, registered post or courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or

8

courier or (ii) at the time of transmission if delivered by fax provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.
9.2	The addresses and fax numbers of the parties for the purpose of Clause 9.1 are:

Atrium
For the attention of:	Address:	Fax:

Simon Radford	Aztec Financial Services	+44 (0) 1534 833 033
(Jersey) Limited, PO Box
730, 32 Commercial
Street, St Helier, Jersey,
JC4 OQH

CPI

For the attention of:	Address:	Fax:
Jeremy Kenley	c/o Citi Property Investors,	+44 (0) 207 508 8932
Ground Floor, Stirling
Square, 5-7 Carlton
Gardens, London SW1Y
5AD

With a copy to:

David Ereira	Linklaters LLP, One Silk	+44 (0) 207 456 2222
Street, London EC2Y 8HQ

Gazit

For the attention of:	Address:	Fax:

Eran Ballan (copy to Oren	Templar House,	+972 3 696 1910
Hon)	Don Road,
St. Helier,
Jersey
JE1 2TR

With a copy to:

David Ereira	Linklaters LLP, One Silk	+44 (0) 207 456 2222
Street, London EC2Y 8HQ
10	Invalidity
If any provision in this Agreement or part thereof shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part thereof shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.
11	Further Assurance
At any time after the date of this Agreement each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, execute such documents and do

9

such acts and things as the other party may reasonably require for the purpose of giving to that other party the full benefit of all the provisions of this Agreement.
12	Waiver
No failure of either party to exercise and no delay by either party in exercising any right, power or remedy in connection with this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any other rights, powers or remedies (whether provided by law or otherwise). Any express waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach.
13	Assignment
13.1	Except as provided in Clause 13.2 or Clause 13.3 below or unless specifically agreed in writing by all of the parties to this Agreement, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this Clause 13 shall be null and void.

13.2	Either Investor Party (a “Transferor”) may novate all, but not some only, of its rights and obligations pursuant to this Agreement (a “Transfer”) to a person (a “Permitted Transferee”) who either:
13.2.1	is a wholly owned subsidiary of either (i) that Transferor; or (ii) is a parent company of that Transferor who wholly owns (directly or indirectly) that Transferor;

13.2.2	in the case of CPI (and its successors in title and assigns), is Citigroup Inc. or a company of which 75 per cent. or more of the then issued share capital is owned (directly or indirectly) by Citigroup Inc; or

13.2.3	in the case of Gazit (and its successors in title and assigns), is a company of which 75 per cent. or more of the then issued share capital is owned (directly or indirectly) by Gazit, provided that if a Permitted Transferee of a Transferor ceases to be connected with that Transferor (other than solely by reason of such Transferor ceasing to exist) such that the Transfer would no longer be permitted under this Clause 13.2 were it to occur after such connection had ceased, the Permitted Transferee shall, and (if it still exists) the Transferor shall procure that the Permitted Transferee shall, effect a Transfer to another Permitted Transferee of the Transferor as soon as reasonably practicable after such connection has ceased.
13.3	It is acknowledged and agreed by Atrium that the Investor Parties may at any time transfer rights under this Agreement to any Affiliate of such Investor Party or any bank or financial institution that provides facilities to each of the Investor Parties or acts as facility agent and/or security trustee or security agent by way of security for the indebtedness of each of the Investor Parties incurred in connection with the initial investment in Atrium or the transaction documented by the Master Transaction Agreement. If the benefit of the whole or any part of this agreement is assigned by

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an Investor Party to any Affiliate in accordance with this Clause 13.3 such Affiliate may at any time assign the same to any other Affiliate of that Investor Party and where any such original or subsequent assignee subsequently ceases to be an Affiliate of the Investor Party the Investor Party shall procure that before it so ceases it shall assign that benefit to the Investor Party or to another continuing Affiliate of the Investor Party.
13.4	If an assignment is made in accordance with this Clause 13, the liabilities of Atrium to the Investor Parties under this Agreement shall be no greater than such liabilities would have been if the assignment had not occurred.
14	Whole agreement
This Agreement supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement and contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract.
15	Variation
No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.
16	Counterparts
This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.
17	Governing Law and Arbitration
17.1	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement are governed by, and shall be interpreted in accordance with, English law.

17.2	If any dispute, controversy or claim arises out of or in connection with this Agreement including the breach, termination or invalidity thereof (a “Dispute”), any party may serve formal written notice on any other party that a Dispute has arisen (a “Notice of Dispute”). The Notice of Dispute shall describe the material points of the Dispute in sufficient detail to enable the parties to reach an amicable settlement pursuant to the procedure set out in the remaining provisions of this Clause 17.

17.3	Following the service of a Notice of Dispute, the relevant parties shall use all reasonable efforts to settle such Dispute amicably through negotiations between their respective authorised representatives within a period of 30 days starting from the date of receipt of the Notice of Dispute by the receiving party or parties. The relevant parties may by agreement extend such 30 day period and take all such other steps as they agree will assist them in reaching an amicable settlement of the Dispute, including the joint appointment of a mediator.

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17.4	If the Dispute is not resolved by the signing of written terms of settlement by authorised representatives of each of the relevant parties within such 30 day period, then the Dispute shall be referred, by any of the relevant parties, to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) by three arbitrators appointed in accordance with those Rules. The seat of the arbitration shall be Paris. The language of the arbitration shall be English.

17.5	The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding or any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any documents disclosed by one party to another, testimony or other oral submission and any awards or decisions) shall not be disclosed beyond the tribunal, the ICC, the parties, their legal and professional advisers, and any person necessary for the conduct of the arbitration, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise.

17.6	Nothing in this Clause 17 shall prevent any party from applying to any competent judicial authority for interim or conservatory measures at any time consistent with the Rules of Arbitration of the ICC.

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Schedule 1
Form of Certificate for the purposes of Clause 5.3
To: CPI CEE Management LLC
We, (Atrium European Real Estate Limited) hereby confirm that we and our subsidiaries:
1.	[have/do not have any]* credit relationships with any banking entities within the Citigroup Group [as follows:]*
[list of credit relationships to be included as appropriate]*
2.	do not have any cross marketing arrangements with the Citigroup Group.
Notes:
“Credit relationships” include loans, guarantees, letters of credit, as well as less obvious relationships such as leases, corporate credit cards and deposit account overdraft lines.
“Citigroup Group” means Citigroup Inc. and any subsidiary undertakings as advised by CPI to us in writing.

*	Delete as appropriate

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IN WITNESS whereof this Agreement has been duly executed:

SIGNED by ________________ on behalf of Atrium European Real Estate Limited:	}

SIGNED by ________________ on behalf of Gazit Midas Limited:	}

SIGNED by CPI CEE Management LLC acting by	}
Citigroup Alternative
Investments Real Estate GP
LLC, its Managing Member
by
Michael Astarita
Vice President

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IN WITNESS whereof this Agreement has been executed.

SIGNED on behalf of ATRIUM EUROPEAN REAL ESTATE LIMITED, a company incorporated in Jersey,	}
by
and
being the person who, in accordance
with the laws of that territory, are acting
under the authority of the company
Director
/s/ Roni Soffer

SIGNED on behalf of GAZIT MIDAS LIMITED, a company incorporated in Jersey,	}	/s/ Chaim Katzman
by CHAIM KATZMAN
and AHAROW SOFFER
being the person who, in accordance
with the laws of that territory, are acting
under the authority of the company
Director
Secretary

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SIGNED on behalf of CPI CEE MANAGEMENT LLC, a company incorporated in Delaware in the United	}	/s/ Michael Astarita
States of America,
by Citigroup Alternative Investments
Real Estate GP LLC, its Managing
Member
by
Michael Astarita
Vice President

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